Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CONTRAIL ASSET MANAGEMENT, LLC

(a Delaware series limited liability company)

Dated May 5, 2021

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINED TERMS	1
Section 1.1	Definitions. 1	1

ARTICLE 2 GENERAL PROVISIONS	2
Section 2.1	Formation and Continuation.	2
Section 2.2	Series Creation.	2
Section 2.3	Purposes and Objectives.	2
Section 2.4	Offices and Agent.	3

ARTICLE 3 MANAGEMENT OF THE COMPANY	3

ARTICLE 4 MEMBERS	18

ARTICLE 5 CERTAIN ACCOUNTING MATTERS	24
Section 5.1	Method of Accounting; Elections.	24

i

Section 5.2	Fiscal Year.	24
Section 5.3	Capital Accounts.	24

ARTICLE 6 ALLOCATIONS	25
Section 6.1	General.	25

ARTICLE 7 DISTRIBUTIONS	25

ARTICLE 8 WITHDRAWAL OF MEMBERS	28
Section 8.1	No Withdrawal.	28
Section 8.2	Involuntary Resignation.	29

ARTICLE 9 TRANSFER OF INTERESTS	29
Section 9.1	General.	29
Section 9.2	Transferability of Interests.	29
Section 9.3	Permitted Transfers.	29
Section 9.4	Additional Requirements of Transfer.	29
Section 9.5	Transferors; Transferees.	29
Section 9.6	Put Option; Call Option.	30

ARTICLE 10 TERM AND DISSOLUTION OF THE COMPANY	31
Section 10.1	Term.	31
Section 10.2	Winding Up.	32
Section 10.3	Earlier Termination of a Series.	32

ARTICLE 11 LIQUIDATION	32
Section 11.1	Liquidation of the Company.	32
Section 11.2	Final Allocations and Distributions.	33
Section 11.3	Common Member Clawback.	33

ARTICLE 12 ACCOUNTING AND REPORTING PROVISIONS	34
Section 12.1	Inspection of Books of Account.	34
Section 12.2	Financial and Tax Reports; Tax Returns.	35
Section 12.3	Confidentiality.	36
Section 12.4	Disclosure and Use of Track Record.	37

ARTICLE 13 VALUATIONS	38
Section 13.1	Series Valuations.	38
Section 13.2	Valuation of Common Interests.	38

ii

Section 13.3	Valuation Standards.	38

ARTICLE 14 MISCELLANEOUS	39

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CONTRAIL ASSET MANAGEMENT, LLC

This Amended and Restated Limited Liability Company Agreement of Contrail Asset Management, LLC (the “Company”) dated as of May 5, 2021 (the “Closing Date”) is entered into by and among the Members (as defined below) and, solely with respect to Section 3.10(a), Contrail (as defined below).

RECITALS

WHEREAS, the Company was organized as a series limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time (the “Delaware Act”), by filing a certificate of formation in the office of the Secretary of State of the State of Delaware (the “Certificate of Formation”) on April 30, 2021;

WHEREAS, Air T, Inc. (the “Initial Member”) entered into the Limited Liability Company Agreement of the Company dated April 30, 2021 (the “Initial Agreement”);

WHEREAS, the Company may issue interests in one or more Series in accordance with Section 18-215 and Section 18-218 of the Delaware Act (each a “Series”), and the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series will be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series thereof, and none of the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to the Company generally or any other Series thereof shall be enforceable against the assets of such Series;

WHEREAS, it is intended by the parties hereto to create the “Onshore Series” and the “Offshore Series” as two separate Series of the Company, each to invest substantially all of its investable assets in a separate Holdco Vehicle organized for the purpose of making certain Investments; and

WHEREAS, the Initial Member and the Persons being admitted as Members as of the Closing Date desire to enter into this Agreement to amend and restate the Initial Agreement for purposes of setting forth their respective ownership interests in the Company and each Series and the principles by which the Company and each Series will be operated and governed.

NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed, and the Initial Agreement is hereby amended and restated in its entirety, as follows:

ARTICLE 1
DEFINED TERMS

Section 1.1    Definitions. Each capitalized term used, but not otherwise defined, herein shall have the meaning set forth in Schedule A attached hereto.

ARTICLE 2
GENERAL PROVISIONS

Section 2.1    Formation and Continuation. The Company was formed under the Delaware Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, which filing is hereby ratified and confirmed. The Members hereby continue the Company as a series limited liability company under the Delaware Act.

Section 2.2    Series Creation.

(a)    The Company shall be divided into Series, each having separate rights, powers or duties with respect to separate assets or obligations, or profits and losses associated with separate assets or obligations, and, to the extent provided in this Agreement, each Series may have a separate business purpose or investment objective. A Member may be a member of one or more Series. The terms of each Series shall be as set forth in this Agreement. The Company shall have two Series: the “Onshore Series” and the “Offshore Series.”

(b)    No debt, liability or obligation of a Series shall be a debt, liability or obligation of any other Series. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets of such Series only and not against any other assets of the Company generally or any other Series and none of the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of such Series. Separate and distinct records shall be maintained for each and every Series, and assets associated with any such Series shall be accounted for separately from the other assets of the Company, or any other Series of the Company. The Certificate of Formation shall contain notice of the limitation of liabilities of a Series as to other Series in conformity with §18-215 of the Delaware Act.

(c)    Each Series is intended to be classified as a separate entity for United States federal income tax purposes. It is intended that each of the Onshore Series and the Offshore Series be treated as a separate partnership for United States federal and state income tax purposes.

Section 2.3    Purposes and Objectives.

(a)    Purposes. The purposes and objectives (i) of the Company are to hold each of the Series and, where applicable, act on their behalf, (ii) of the Onshore Series are to provide investment management services to each of the Holdco Vehicles and act as the manager of each Holdco Vehicle for all other purposes, and (iii) of each Series are to generate returns for its Members by making Investments, through the Holdco Vehicles and their respective subsidiaries, in aircraft assets that are consistent with the Target Strategies. Subject to the limitations and restrictions set forth elsewhere in this Agreement, the Company and each Series may engage in such other activities related either directly or indirectly to the foregoing as the Board, in its discretion, deems necessary, advisable or convenient to the promotion or conduct of the business of the Company and each Series.

(b)    Powers. The Company and each Series shall have the power to do any or all of the acts necessary, appropriate, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein and for the protection or benefit of the Company and such Series. The Company and each Series shall have any or all of the powers that may be exercised on behalf of the Company or such Series by any Person. Notwithstanding the foregoing, all business of the Company shall be conducted by the appropriate Series.

Section 2.4    Offices and Agent. The principal office of the Company and each Series shall be at such place or places as the Board shall from time to time determine. The name and address of the Company’s (and, accordingly, each Series’) registered agent and registered office in the State of Delaware for service of process is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.

ARTICLE 3
MANAGEMENT OF THE COMPANY

Section 3.1    Board; Directors.

(a)    Board. Except as otherwise expressly provided herein, the business and affairs of the Company and each Series will be governed by a body called the “Board” (the “Board”). Except as expressly set forth herein, all references herein to the “Board” shall be deemed to refer to the Board of the Company or the applicable Series, as the context may require. Each Person serving on the Board, in his capacity as such, will be referred to herein as a “Director.” Each Director is hereby designated a “manager” of the Company within the meaning of the Delaware Act.

(b)    Power and Authority of Board. Except as otherwise expressly provided herein, the Board shall have the power and authority, for and on behalf of the Company and each Series, and in their respective names, to do all things that, in its sole discretion, it deems incidental, necessary, advisable or appropriate to carry out and implement the purposes and powers of the Company and each Series. Without limiting the foregoing, subject to the provisions of Sections 3.6 and 3.15, the Board will specifically have the power and authority to cause the Company or any Series, where applicable, (i) to take all actions, under the governing documents of any Holdco Vehicle or otherwise, that the Board determines in its discretion to be incidental, necessary, advisable, desirable or appropriate in its capacity as the general partner, managing member or manager of, or a person in another controlling capacity with respect to, any Holdco Vehicle, (ii) to oversee the management of each Holdco Vehicle and other entities involved in making Investments managed by the Company acting on behalf of the Onshore Series, (iii) to oversee the strategy and the budget and business plan of each Series, (iv) to approve transactions entered into by the Company or any Series, (v) to enter into contracts with the Air T Member, Contrail and their respective Affiliates, including, without limitation, the Servicing Agreement and Management Agreements, and modifying the terms thereof, (vi) to administer the budget, document and credit review, finance, accounting, basic underwriting and transaction approval, (vii) to oversee relations with investors and prospective investors in any Holdco Vehicle or other investment vehicle managed by the Company acting on behalf of the Onshore Series, (viii) to manage and oversee investment criteria and risk management, and (ix) to oversee legal and tax analysis.

(c)    Power and Authority of Directors. Except as otherwise expressly provided herein, no Director shall have any right, power or authority to transact any business in the name of the Company, to act for or on behalf of the Company or any Series, or in the name of the Company or any Series, or to bind the Company or any Series unless any such action is specifically authorized by the Board. The foregoing notwithstanding, each Director has the power and authority, for and on behalf of the Company and each Series, and in their respective names, to take any action permitted or required by this Agreement, or authorized by the Board, to be taken by an individual Director.

(d)    Directors. The number of Directors who will constitute the whole Board will initially be three (3) and will otherwise be determined by the Board in its discretion. The Directors shall be designated as follows:

(i)    one individual designated by the MRC Common Members, who shall initially be Sean Quinn (the “MRC Director”);

(ii)   one individual designated by the Air T Member, who shall initially be Nick Swenson (the “Air T Director”); and

(iii)  one individual not otherwise affiliated with the Company, any Series, or any Director or Member, who shall be mutually agreed upon by the MRC Director and the Air T Director, and who shall initially be Doug Kaprielian (the “Independent Director”).

The initial Directors set forth above (the “Initial Directors”) are hereby designated as the Directors, effective as of the Closing Date, to serve in such capacity in accordance with this Agreement. Each Initial Director has agreed to serve as a Director commencing as of the Closing Date and, by accepting such appointment, agrees to be bound by the terms and conditions hereof as a Director.

(e)    Effect of Termination. Upon the termination of a Person’s service as a Director, (i) such Person shall have no further authority under this Agreement as a Director, (ii) such Person shall have no further obligations, liabilities or rights under this Agreement as a Director, except for those accruing prior to the date of such termination (including rights to indemnification under Section 3.12 that relate to actions or omissions occurring in connection with and during such Person’s service as a Director), and (iii) no writing or instrument shall be required to be executed by the Company or such Person to reflect such termination, except that such Person shall upon request promptly execute and deliver any agreement, instrument, certificate or document that the Board may deem necessary, appropriate or convenient to reflect such termination.

(f)    Tenure. Each Director shall serve as such until such Director’s death, resignation or removal.

(g)    Vacancies. Any vacancy on the Board created by the death, resignation, or removal of a Director may, but need not, be filled. Any appointment filling a vacancy on the Board shall be made in accordance with Section 3.1(d).

(h)   Resignation. Any Director may resign by delivering written notice of such resignation to the Company at its principal office. Such resignation shall be effective upon receipt, unless such notice specifies that such resignation shall be effective at a later time or upon the later occurrence of an event.

(i)    Removal. The Independent Director may be terminated at any time, unless a Board decision is pending, (a) immediately by mutual agreement of the Air T Member and the MRC Common Members, (b) upon thirty days’ written notice from the Air T Member to the MRC Common Members and the Independent Director or (c) upon thirty days’ written notice from the MRC Common Members to the Air T Member and the Independent Director.

(j)    Meetings of the Board. Meetings of the Board may be held at any time and place, designated in a call by two or more Directors, or, if there is only a single Director then serving as such, by such Director; provided that no meeting may be held without the Air T Director and the MRC Director so long as such Directors are then serving on the Board. Notice of any meeting of the Board shall be given to each Director by the one or more Persons calling such meeting. Such notice, which need not specify the purpose of the meeting, shall be given to each Director (i) in person or by telephone, voice mail, facsimile telecommunication, telegram, electronic mail or other electronic means sent to the appropriate number or address last provided by such Director to the Company, in which case such notice shall be given at least twenty-four (24) hours in advance of such meeting, or (ii) by mailing it to such Director’s usual or last known business or home physical address at least forty-eight (48) hours in advance of such meeting. Any Director may waive notice of a meeting at any time, including after such meeting, by delivering a written waiver of notice to the Company at its principal business office, and will be deemed to have so waived notice if he attends such meeting without protesting the lack of such notice prior thereto or at the commencement thereof.

(k)   Meetings by Teleconference, etc. Directors may participate in any meeting of the Board by means of conference telephone, videoconference or similar communications equipment by means of which Persons participating in such meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

(l)    Quorum. A majority of the Directors then serving as such shall constitute a quorum at all meetings of the Board; provided, however, so long as the Air T Director and the MRC Director are serving on the Board, each of the Air T Director and the MRC Director must be present for a quorum to be constituted. In the absence of a quorum at any such meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, other than announcement at such meeting, until a quorum shall be present.

(m)   Action at Meeting. Except as otherwise provided herein, the affirmative vote, at any meeting of the Board at which a quorum is present, of a majority of the Directors serving as such and entitled to vote on the matter shall be sufficient to take any action required or permitted to be taken by the Board. For the purposes of any vote of the Board, each Director present shall have one (1) vote. Each Director shall be entitled to vote on any action required or permitted to be taken by the Board except as otherwise set forth in this Agreement or as required by applicable law.

(n)    Action by Consent. Section 3.1(m) notwithstanding, any action required or permitted to be taken by the Board may be taken without a meeting and without notice if (i) the Directors having not less than the minimum votes that would be necessary to approve such action at a meeting of the Board execute and deliver to the Company written consents evidencing approval of such action, (ii) such written consents are filed with the minutes of proceedings of the Board, and (iii) copies of such written consents are provided to each Director who did not execute and deliver such a consent.

(o)    Voting Agreements. Each Director agrees (i) that such Director has not and shall not enter into any voting trust, voting agreement or similar arrangement with any other Director, and (ii) any such voting trust, voting agreement or similar arrangement shall be void ab initio.

(p)    Compensation and Expenses. The Independent Director may be paid such compensation for his services, and each of the Directors may be reimbursed for expenses incurred in connection with their service as Directors, as the Board may determine in its discretion. No such payment shall preclude any Director from serving the Company or any of its Affiliates in any other capacity and receiving compensation for such service.

(q)    Exclusive Control of Nonparticipating Holdcos Notwithstanding any provision of this Agreement to the contrary, the Air T Member and the Air T Director, as applicable, shall have the exclusive power and authority to operate each Nonparticipating Holdco and any Series with an interest therein, solely in respect of and to the extent of such interest, as if the Air T Director was and is the sole member of the Board of the Company and such Series, provided, however, that the Air T Member and the Air T Director shall not be permitted to take any action in violation of applicable law and shall at all times act in accordance with their fiduciary duties hereunder and thereunder. The parties agree to interpret the other provisions of this Agreement in manner consistent with this Section 3.1(q).

Section 3.2    Investment Restrictions. The ability of each Series to make Investments shall be restricted as follows.

(a)    Geographic Limitations. The Onshore Series, through one or more Holdco Vehicles, shall invest solely in Portfolio Assets located in the United States and shall not make any Investment in any jurisdiction outside of the United States. The Offshore Series, through one or more Holdco Vehicles, shall invest solely in Portfolio Assets located outside of the United States and shall not make any Investment in any jurisdiction within the United States.

(b)    Target Strategies. All Investments of each Series, through the Holdco Vehicles, shall be consistent with the Target Strategies, unless otherwise approved by the Board.

(c)    Other Securities. Investments by a Holdco Vehicle may from time to time include certain private securities, marketable securities, derivative, swaps and other instruments as hedging transactions for or related to then-existing or proposed Investments (including foreign currency exchange transactions), solely for bona fide risk management purposes unless otherwise approved by the Board.

Section 3.3    Investments in Target Strategies. Any determination by the Board to make an Investment shall be subject to the following procedures:

(a)    The Air T Member or its Affiliate shall from time to time present investment opportunities consistent with the Target Strategies to the Series. Each such presentment shall be in the form of a written notice set forth on Schedule D (an “Investment Opportunity Notice”).

(b)    The Company acting on behalf of the Onshore Series, in its capacity as the manager of the Contrail JV Holdco and each Participating Holdco, shall have three (3) Business Days (or such shorter period as may be required with respect to a particular investment opportunity, which shall be specified in such Investment Opportunity Notice, but in any event no less than one (1) Business Day) to determine if an investment opportunity should be presented to Contrail JV Holdco or a Participating Holdco, provided that an investment opportunity may be presented to Contrail JV Holdco or a Participating Holdco only if it is consistent with the Target Strategies.

(c)    The Board of each Series shall consider each investment opportunity proposed in accordance with the foregoing provisions of this Section 3.3. Any determination to present an investment opportunity to Contrail JV Holdco or a Participating Holdco shall require either (i) the approval of the Board of the applicable Series or (ii) the determination of the Board of the applicable Series that the investment opportunity satisfies the “Joint Venture Eligibility Criteria” set forth on Schedule C; provided, however, any failure of a Director to approve or object to Contrail JV Holdco or a Participating Holdco making an investment under clause (ii) within the timeframe established by Section 3.3(b) shall be deemed an approval of such Director.

(d)    In the event that the MRC Director declines to approve an investment opportunity under clause (i) of Section 3.3(c), subject to any obligations the Company or any Series of the Company may have under the Contrail JV Agreement or the constitutive documents of any other Holdco Vehicle, the Air T Member shall be permitted to present any such investment opportunity to any other person, including any Holdco Direct Investors, and pursue such investment opportunity with one or more such persons without the MRC Investor Members. If one or more such persons elect to proceed with the investment opportunity, such investment will be made through a Holdco Vehicle (without the MRC Investor Members’ participation) or other investment vehicle managed by the Company acting on behalf of the Onshore Series. Notwithstanding any provision of this Agreement to the contrary, any MRC Investor Member shall have the right to decline to participate in any proposed investment that does not satisfy the “Joint Venture Eligibility Criteria” set forth on Schedule C. For avoidance of doubt, the MRC Commitment shall not be reduced in respect of any Investment in which the MRC Investor Members do not participate.

Section 3.4    Expenses.

(a)    Operating Expenses. Each Holdco Vehicle will pay, or reimburse the applicable Series for, all of the organizational or operating fees and any expenses of such Holdco Vehicle and its subsidiaries and alternative investment vehicles; all of the costs and expenses of the operations of the Company or the Series, including accounting, custodian and appraisal fees and expenses; legal fees and expenses of outside counsel; all expenses, including travel and related expenses, related to the discovery, investigation, development, negotiation, documentation, purchase, holding and disposition of Investments (including potential Investments that are not consummated), including fees and expenses of third-party brokers and other agents hired to assist with the acquisition, leasing and/or sale of aviation assets; ongoing aviation asset expenses, including insurance, warehousing, maintenance and servicing fees, costs and expenses; expenses associated with the preparation and copying or printing, or electronic transmission, or posting to a website of such Holdco Vehicle’s reports, financial statements, tax returns, Forms K-1 and notices; external consultant fees; advertising and marketing costs; costs of such Holdco Vehicle’s acquisition committee meetings; insurance (including D&O/E&O policies) covering potential liabilities of the Company, the applicable Series, such Holdco Vehicle and any of their respective Affiliates acting for the benefit of the Company, the applicable Series or such Holdco Vehicle; any extraordinary expenses; expenses and costs related to the preparation and delivery of any reports, certificates or opinions; fees, costs and expenses (including reasonable legal fees and expenses) incurred to comply with any law or regulation related to the activities of the Company, the applicable Series, such Holdco Vehicle or their respective Affiliates on behalf of or in connection with the Company, the applicable Series or such Holdco Vehicle, including risk management and regulatory expenses; expenses related to the compliance with or filings under FATCA; expenses advisable or required to be incurred in order to comply with the terms of the AIFMD and the European Union’s General Data Protection Regulation and/or the laws, rules or regulations implemented or promulgated in any applicable jurisdiction in relation thereto (including the fees, costs or expenses of any depositary required in connection therewith); expenses related to anti-money laundering rules and regulations; costs and expenses of legal proceedings involving such Holdco Vehicle and the amount of any related judgments or settlements; any taxes, fees or other governmental charges levied against such Holdco Vehicle; borrowing, indebtedness, financing and other expenses incurred by such Holdco Vehicle or its subsidiaries; and expenses associated with investor communications and other direct costs of making Investments. Each Holdco Vehicle shall pay or reimburse the Company or the applicable Series for all of the foregoing costs and expenses.

(b)    Organizational Expenses. All legal and accounting costs and expenses incurred in connection with the formation and organization of the Company and each Series (the “Organizational Expenses”) shall be borne fifty percent (50%) by the Air T Member and fifty percent (50%) by the MRC Common Members pursuant to Section 4.7(a).

(c)    Other Company Expenses. Notwithstanding any other provision of this Agreement to the contrary, the Onshore Series shall pay all ordinary overhead and administrative expenses incurred in its operations (including salaries, rent and equipment expenses), expenses associated with the sourcing and diligence of Investments, expenses for auditing, accounting, tax and other services of independent registered public accountants rendered to or for the benefit of the Company or any Series, indemnification expenses, clawback obligations of the Company with respect to any series of any Holdco Vehicle, fundraising and placement fees payable to SRA Capital, LLC in connection with the admission any Holdco Direct Investors to any Holdco Vehicle (provided, however, that the Air T Member will be solely responsible for 100% of such placement fees up to the first $30 million and only the balance will be paid by the Common Members pro rata in accordance with their respective Common Interests) and all other organizational or operating fees and any expenses of the Company or any Series, to the extent not otherwise paid or reimbursed by a Holdco Vehicle or other Affiliate (“Other Company Expenses”). All of the foregoing costs and expenses of the Company shall be paid by the Onshore Series in accordance with any limitations imposed by the Budget and borne by the Common Members (pro rata in accordance with their respective Common Interests). The foregoing notwithstanding, extraordinary expenses shall not be included in determining whether applicable costs and expenses exceed the applicable Budget and the Common Members and the Onshore Series shall not pay extraordinary expenses in excess of amounts then available for Company Expenses and Other Company Expenses under the applicable Budget to the extent such excess extraordinary expenses are greater than 10% of the size of the relevant Budget in each case without the consent of the Air Director and the MRC Director.

(d)    Budget. Prior to March 31 of each year, the Air T Member shall prepare a Budget for the relevant Board for the next annual period beginning on April 1 and ending on March 31 and present such Budget to the Board for its approval. In the event that the Board does not approve a proposed Budget for any year, the Air T Member shall revise its proposed Budget (including any changes as may be reasonably requested by the other members of Board) and propose a new Budget to the Board for its approval. To the extent Other Company Expenses in a given annual period ending March 31 are anticipated to exceed the Budget by ten percent (10%) or more, the Air T Member shall present to the Board for its approval an inter-year modification. In approving a Budget or an inter-year modification to a Budget, approval by the MRC Director shall not be unreasonably withheld. The Air T Member will provide updates to the Board with respect to the Budget and Other Company Expenses no less often that quarterly. For the avoidance of doubt, no other Member, Director or third-party may propose a Budget other than the Air T Member.

Section 3.5    Certain Fees.

(a)    Administration Fee. With respect to each Investor Member of each Series, an administration fee (the “Administration Fee”) shall be payable by such Series to the Common Members (pro rata based upon their respective Common Interests) equal to [*******percent (***%) of such Investor Member’s pro rata share (based upon direct and indirect ownership of each Portfolio Asset of such Series) of the gross rent, net maintenance reserves and end of lease compensation received by each Holdco Vehicle or other entity in respect of such Portfolio Asset of such Series and which gross rent, net maintenance reserves and end of lease compensation is paid to such Series. The Administration Fee shall be paid monthly in arrears in the manner, and subject to the terms, of Section 7.2. Notwithstanding the foregoing, if the Board of any Series determines that such Series has insufficient cash to pay the Administration Fee with respect to any calendar month in full, the unpaid balance shall be carried forward to the next calendar month for payment in conjunction with the Administration Fee payable for such month.

(b)    Sourcing and Diligence Fee. With respect to each Investor Member of each Series, a sourcing and diligence fee (the “Sourcing and Diligence Fee”) shall be payable by such Series to the Common Members (pro rata based upon their respective Common Interests) equal to [****** percent (***%)] of each Investor Member’s Capital Contributions to such Series that are invested in any Holdco Vehicle. The Sourcing and Diligence Fee shall be payable in the manner, and subject to the terms, of Section 7.2.

Section 3.6    Special Member Approvals.

(a)    MRC Veto Rights. Notwithstanding anything to the contrary herein, neither the Company nor any Series shall take any of the following actions, or permit any Participating Holdco to do any of the following, without MRC Consent:

(i)      Any amendment to this Agreement, the Certificate of Formation, the governing documents of any Participating Holdco or any new agreement or other document that changes the structure, economics or business purpose of the Company, any Series or any Participating Holdco;

(ii)     The creation of any new Series or class of equity or the redemption or repurchase of any equity interests of the Company, any Series or any Participating Holdco, or the issuance of any equity of the Company;

(iii)    Any incurrence of indebtedness for borrowed money by the Company, any Series, any Participating Holdco or any of their respective subsidiaries (other than (i) with respect to any indebtedness to be incurred with respect to a transaction in which the MRC Investor Members have declined to participate as permitted under Section 3.3(d) and (ii) any indebtedness that does not permit recourse to the Company, any Series, any Participating Holdco or any MRC Member);

(iv)    The grant by any of the Company, any Series, any Participating Holdco or any of their respective subsidiaries of a mortgage, security interest or other lien on any of their respective properties (other than (i) pursuant to a transaction in which the MRC Investor Members have declined to participate as permitted under Section 3.3(d) and (ii) any mortgage, security interest or other lien that does not permit recourse to the Company, any Series, any Participating Holdco;

(v)     The merger, consolidation, reorganization, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or termination of the Company, any Series or any Participating Holdco or any other extraordinary transaction outside of the ordinary course of business involving any of the foregoing Persons or any of their respective subsidiaries;

(vi)    Approval of any amendment to a Management Agreement or any other documentation setting forth fees charged to any of the Company, any Series, any Participating Holdco or any of their respective subsidiaries by the Air T Member or any of its Affiliates or subsidiaries;

(vii)   Approval of the business plan of the Company or any Series and any material changes thereto;

(viii)  Entry into any material transaction or contract (or any material change to a contract) with the Air T Member, its Affiliates or any Affiliate of the Company or any Series;

(ix)    Any changes to any fees (including the Management Incentive Fee and the Administration Fee) payable to or from, or fee arrangements among, any of the Company, any Series, any Participating Holdco and any Member;

(x)    The commencement or settlement of any material litigation involving the Company, any Series, any Participating Holdco or any of their respective subsidiaries;

(xi)    Any distributions, other than Tax Distributions, by the Company or any Series to the Members pursuant to Article 7, and the establishment of appropriate reserves by each of the Company and each Series; provided that MRC Consent shall not be required in connection with any distributions to the Common Members pursuant to Article 7 so long as the Company and each Series maintain sufficient reserves, in amounts to be determined from time to time by the Board;

(xii)   The engagement of an auditor for the Company, any Series or any Participating Holdco and any change thereto; or

(xiii)  Any change in the size of the Board.

(b)    Air T Veto Rights. Notwithstanding anything to the contrary herein, neither the Company nor any Series shall take any of the following actions, or permit any Holdco Vehicle or other investment vehicle managed by the Company to do any of the following, without the consent of the Air T Director:

(i)      Any amendment to this Agreement, the Certificate of Formation, the governing documents of any Holdco Vehicle or any new agreement or other document that changes the structure, economics or business purpose of the Company, any Series or any Holdco Vehicle;

(ii)     The creation of any new Series or class of equity or the redemption or repurchase of any equity interests of the Company, any Series or any Holdco Vehicle, or the issuance of any equity of the Company;

(iii)    Any incurrence of indebtedness for borrowed money by the Company, any Series, any Holdco Vehicle or any of their respective subsidiaries (other than any indebtedness that does not permit recourse to the Company, any Series, any Holdco Vehicle or the Air T Member);

(iv)    The grant by any of the Company, any Series, any Holdco Vehicle or any of their respective subsidiaries of a mortgage, security interest or other lien on any of their respective properties (other than any mortgage, security interest or other lien that does not permit recourse to the Company, any Series, any Holdco Vehicle or the Air T Member);

(v)     The merger, consolidation, reorganization, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or termination of the Company, any Series or any Holdco Vehicle or any other extraordinary transaction outside of the ordinary course of business involving any of the foregoing Persons or any of their respective subsidiaries;

(vi)    Approval of any amendment to a Management Agreement or any other documentation setting forth fees charged to any of the Company, any Series, any Holdco Vehicle or any of their respective subsidiaries by the Air T Member or any of its Affiliates or subsidiaries;

(vii)   Approval of the business plan of the Company or any Series and any material changes thereto;

(viii)  Entry into any material transaction or contract (or any material change to a contract) with the Air T Member, its Affiliates or any Affiliate of the Company or any Series;

(ix)    Any changes to any fees (including the Management Incentive Fee and the Administration Fee) payable to or from, or fee arrangements among, any of the Company, any Series, any Holdco Vehicle and any Member;

(x)    The commencement or settlement of any material litigation involving the Company, any Series, any Holdco Vehicle or any of their respective subsidiaries;

(xi)    Any distributions, other than Tax Distributions, by the Company or any Series to the Members pursuant to Article 7, and the establishment of appropriate reserves by each of the Company and each Series; provided that the consent of the Air T Director shall not be required in connection with any distributions to the Common Members pursuant to Article 7 so long as the Company and each Series maintain sufficient reserves, in amounts to be determined from time to time by the Board, including the Air T Director;

(xii)   The engagement of an auditor for the Company, any Series or any Holdco Vehicle and any change thereto; or

(xiii)  Any change in the size of the Board.

Section 3.7    Director Fiduciary Duties. Each Director shall act in the best interest of the Company and each relevant Series, as applicable to each Board on which such Director serves, and generally shall have the same fiduciary duties with respect to the Director’s service on the applicable Board that such Director would have as a member of the board of directors of a corporation organized under the Delaware General Corporation Law if the Company or such Series was organized as a corporation thereunder.

Section 3.8    Officers.

(a)    Appointment and Qualification. The Board of the Company or any Series may from time to time appoint one or more individuals to serve as officers of the Company or applicable Series (the “Officers”), with such titles as may be designated by such Board. The Board of the Company or any Series may delegate responsibilities related to the business and affairs of the Company or applicable Series to the Officers, subject to the general supervision of such Board. No Officer need be a Member or a Manager. Any two or more offices may be held by the same Person.

(b)    Tenure; Resignation and Removal. Except as otherwise provided by law, by the Certificate of Formation or by this Agreement, each Officer shall hold office until such Officer’s successor is elected and qualified, unless a different term is specified in the vote choosing or appointing such Officer, or until such Officer’s earlier death, resignation or removal. Any Officer may resign by delivering such Officer’s written resignation to the Company at the Company’s principal office or to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any Officer may be removed at any time, with or without cause, by the Board of the Company or applicable Series. Except as the Board may otherwise determine, no Officer who resigns or is removed shall have any right to any compensation as an Officer for any period following such Officer’s resignation or removal, or any right to damages on account of such removal.

(c)    Salaries. Officers of the Company or any Series shall be entitled to such salaries, compensation or reimbursement, if any, as may be fixed or allowed from time to time by the Board of the Company or applicable Series, in its discretion.

Section 3.9    Other Activities. Subject to Section 3.10 (as to the Air T Member and its Affiliates) and the other provisions of this Agreement, any Member, Director or Officer, or any of their respective Affiliates (individually, together or with others) may engage, invest or otherwise participate in or enter into business ventures and activities other than those of the Company or any Series of any kind, including the ownership and formation of and participation in other investment vehicles or entities that manage them and investments in Securities, whether or not such ventures or activities compete with the Company or any Series, and neither the Company, any Series nor any Member shall have any rights, solely by virtue of this Agreement, in any such venture or activity or to any fees, income, profits or goodwill derived therefrom. The foregoing shall neither supersede nor alter the provisions of any agreement to which any Member, on one hand, and any of the Company or any Series, on the other hand, are parties. Notwithstanding the foregoing, until the earlier of (i) the date on which all of the Common Interests held by the MRC Members have been retired and (ii) the Company has been dissolved, none of Air T or any of its Controlled subsidiaries shall act as the manager of or the primary source of transactions within the Target Strategies for any investment vehicle that accepts capital from any investor other than the Members and their respective Affiliates, other than the Company, each Series, the Holdco Vehicles and their respective series and subsidiaries.

Section 3.10    Target Opportunities.

(a)    Each of the Air T Member and Contrail shall notify the Board of each Series in writing if, during the Investment Period, the Air T Member, Contrail or, to their knowledge, their respective Affiliates become aware of an investment opportunity within the Target Strategies with an expected transaction value of (i) during the twelve (12) month period following the Closing Date, $5,000,000 or greater, and (ii) thereafter, $7,000,000 or greater (each, a “Target Opportunity”), and shall offer any such Target Opportunity to the Onshore Series or Offshore Series, as applicable (for avoidance of doubt, any investment in a Target Opportunity by any Series shall be made through the applicable Holdco Vehicle). The foregoing right of each Series to participate in Target Opportunities shall continue during the Reinvestment Period to the extent a Series has cash available to fund Investments or commitments to provide such cash. During the Investment Period and, if applicable, the Reinvestment Period, none of the Air T Member, Contrail or any of their respective Affiliates shall enter into any transaction in relation to any Target Opportunity for their own account unless and until such Target Opportunity has been presented to the Company and the Board has determined, on behalf of the Company and each Series, not to participate in such transaction.

(b)    Notwithstanding the provisions of Section 3.10(a), Contrail shall have the right to make any investment with an expected transaction value of (i) during the twelve (12) month period following the Closing Date, less than $5,000,000, and (ii) thereafter, less than $7,000,000. Contrail shall also have the right to participate in Investments during the Investment Period and Reinvestment Period through one or more Holdco Vehicles or other entities managed by the Company on the same basis as the other Holdco Direct Investors in the applicable Holdco Vehicle or other entity up to its proportionate book value as compared to the aggregate assets under management of such vehicle, and Contrail shall be subject to the same fees with respect to any such Investment as are borne, directly or indirectly, by the Holdco Direct Investors.

Section 3.11   Liability of Covered Persons.

(a)    Exculpation. To the fullest extent permitted by law, except as expressly set forth in this Agreement, no Covered Person shall be liable, responsible or accountable, whether directly or indirectly, in contract, tort or otherwise, to the Company, any Series or any Member or former Member (collectively, the “Exculpating Parties”) for any claims, liabilities, costs or expenses to which such Covered Person may directly or indirectly become subject in connection with or relating to the Company or a Series, unless it shall have been determined by a court of competent jurisdiction in an action, suit or proceeding to which such Covered Person is a party, which determination has become final and is not subject to further appeal, rehearing or reconsideration (a “Final Adjudication”), that the action or omission giving rise to such claims, liabilities, costs or expenses, constituted a material breach of this Agreement or was primarily attributable to such Covered Person’s bad faith, gross negligence, fraud, willful or intentional misconduct or breach of the implied contractual covenant of good faith and fair dealing; provided that the foregoing shall not alter the liability of any Common Member for expenses of the Company as set forth in Section 3.4(c).

(b)    Capital Account and Tax Laws. No Covered Person shall have any personal liability for the repayment of the positive balance in the Capital Account of a Member in a Series. To the greatest extent permitted by applicable law, no Covered Person shall be liable to any Member by reason of any federal or other income tax laws or the interpretations thereof as they apply to the Company and such Member, or any changes thereto.

(c)    Limitation on Certain Damages. Without limiting the generality of the foregoing, no Director shall be personally liable to the Company, any Series or any Member for monetary damages for breach of fiduciary duty as a Director, except to the extent that the elimination or limitation of such liability would not be permitted if the Directors were members of the board of directors of a corporation organized under the Delaware General Corporation Law.

(d)    Employees and Agents. Without limiting the generality of the foregoing, no Covered Person shall be liable to any Exculpating Party solely as a result of any error of judgment or as a result of the negligence, whether of omission or commission, of any employee or agent of such Covered Person, provided that such Covered Person exercised good faith in the selection and supervision of such employee or agent.

(e)    Reliance on Third Parties. A Covered Person may consult with legal counsel, accountants and other professionals selected or approved by them with reasonable care and shall be fully protected, and shall incur no liability to any Exculpating Party, to the extent that such Covered Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel, accountant or other professional.

(f)    Reliance on this Agreement. To the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities relating to the Company, any Series or any Member or Affiliate thereof, such Covered Person acting under this Agreement shall not be liable to the Company or applicable Series or any Member or Affiliate thereof for such Covered Person’s good faith reliance on the provisions of this Agreement.

Section 3.12  Indemnification of Covered Persons.

(a)    Indemnification. To the fullest extent permitted by law, the Company and the applicable Series shall indemnify and hold harmless (but such indemnity by the Company and the applicable Series shall be available only to the extent of and out of assets of such Series) each Covered Person from and against all liabilities and expenses (including judgments, fines, penalties, amounts paid in settlement, attorneys’ fees and costs of investigation) incurred in connection with the defense or disposition of any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such Covered Person is involved, as a party or otherwise, or with which such Covered Person may be threatened, either during such Covered Person’s incumbency or thereafter, by reason of (i) being or having been (A) a Member, a Director or one of their respective Affiliates, or (B) any other Person who was, at the time of the act or omission in question, a Person described in the foregoing clauses, or (ii) any action or omission performed or omitted by such Covered Person in connection with or relating to any Management Agreement, this Agreement, the Company or any Series. With respect to any matter for which indemnification is provided hereunder that relates to a particular Investment or action of any Series, such Series shall be responsible for such indemnification, and, to the extent any such matter does not relate to a particular Investment or action of any Series or in the event that both Series are involved therewith, the Board of the Company shall determine in good faith the applicable Series or the proportionate involvement and responsibility of each Series with respect to such indemnification obligation.

(b)    Expenses. Expenses (including reasonable attorneys’ fees and costs of investigation) incurred by a Covered Person in defending any such claim, action, suit or proceeding shall be paid by the applicable Series (determined in accordance with Section 3.12(a)) in advance of the final disposition thereof upon receipt of a written undertaking by such Covered Person to repay any amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified as provided by this Section 3.12. Advance payment of such expenses may be made subject to such terms and conditions, if any, as the Board may determine in its discretion. No Director shall be entitled to participate in any determination of the Board with respect to advances of his own expenses pursuant to this Section 3.12.

(c)    Limitations. Notwithstanding the other provisions of this Section 3.12 to the contrary, indemnification shall not be paid (or, if previously advanced, shall be repaid by the applicable Covered Person) with respect to any matter as to which a Covered Person shall have been determined by a Final Adjudication that the action or omission giving rise to such indemnification request constituted a material breach of this Agreement or was primarily attributable to such Covered Person’s bad faith, gross negligence, fraud, willful or intentional misconduct or breach of the implied contractual covenant of good faith and fair dealing. For avoidance of doubt, nothing in this Section 3.12 shall alter or eliminate the obligations of any Common Member to pay its respective portion of the expenses of the Company under Section 3.4(b) and (c).

(d)    Non-Exclusive Rights; Binding Effect. The indemnification rights set forth in this Section 3.12 are in addition to, and shall not exclude, limit or otherwise adversely affect, any other indemnification or similar rights to which any Person may be entitled. The indemnification rights provided by this Section 3.12 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Covered Person.

Section 3.13    Indemnification by the Air T Member. To the fullest extent permitted by law, the Air T Member shall indemnify and hold harmless the Company, each Series and the MRC Members from and against (a) all liabilities and expenses (including judgments, fines, penalties, amounts paid in settlement, attorneys’ fees and costs of investigation) incurred in connection with the defense or disposition of any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Company or such Series or MRC Member is involved, as a party or otherwise, or with which the Company or such Series or MRC Member may be threatened, by reason of any action or omission performed or omitted by the Air T Member or any of its Affiliates in connection with any Management Agreement, this Agreement, the Company or any Series that has been determined by a Final Adjudication to have (i) constituted a material breach of any Management Agreement or this Agreement, if such breach is not capable of being cured or is not cured within thirty (30) days of the Air T Member receiving written notice of such breach, which notice shall reasonably identify the nature of the breach, or (ii) resulted from the Air T Member’s bad faith, gross negligence, fraud, willful misconduct or breach of the implied contractual covenant of good faith and fair dealing that has or can be reasonably expected to have a material adverse effect on the Company or such Series or MRC Member or (b) obligation of the Company, any Series or any MRC Member to return any incentive or other fees to any Holdco Vehicle as a result of the conduct described in clause (a) above and not, for the avoidance of doubt, any obligation to return incentive or other fees upon dissolution of a Holdco Vehicle that were overpaid pursuant to the governing documents of such Holdco Vehicle (i.e., a carry clawback).

Section 3.14    Interested Transactions. The Company, on behalf of each Series and in its own name, may transact business and enter into and amend contracts, agreements and arrangements, including any Management Agreement, any Air T Agreement, any other agreements with the Holdco Vehicles and all other agreements contemplated thereby, with one or more Covered Persons, or with any corporation, partnership, organization or other concern of or in which any one or more Covered Persons are directors, officers, stockholders, partners, members, trustees or otherwise interested. In the absence of fraud, willful misconduct or material breach of this Agreement, (i) no such transaction, contract or arrangement that has been duly authorized hereunder shall be invalidated or in any way affected by the fact that such Covered Persons have or may have interests that are or might be adverse to the interest of the Company or the applicable Series, even though the vote, consent or other action of such Covered Persons may have been necessary to obligate the Company or the applicable Series under such transaction, contract or arrangement, and (ii) in the additional absence of any express agreement to the contrary, no such Covered Person shall be liable to any Exculpating Party, creditor of the Company or the applicable Series or other Person for any loss incurred by reason of any such transaction, contract or arrangement, nor shall such Covered Person be accountable for any gains or profits realized thereon.

Section 3.15    Other Agreements. Subject to Section 3.1(q), in the event the MRC Director reasonably believes that Air T, the Air T Member or Contrail, as applicable, has breached, in any material respects, any of its obligations under any Management Agreement or any Air T Agreement, and if such breach is not capable of being cured or is not cured within thirty (30) days of the Board receiving written notice from the MRC Director of such breach, which notice shall reasonably identify the nature of the breach, the MRC Director and the Independent Director, acting together, shall have the exclusive right to enforce such Management Agreement or Air T Agreement, as applicable, on behalf of the Company in respect of such breach, including seeking any rights or remedies the Company may have against Air T, the Air T Member or Contrail, as applicable, as a result of such breach. For the avoidance of doubt, the procedures set forth in this Section 3.15 shall apply with respect to each breach alleged by the MRC Director.

Section 3.16    Air T Cause Event.

(a)    Upon the occurrence of an Air T Cause Event, other than pursuant to clause (i) of the definition of “Air T Cause Event,” the Members, the Company and the relevant Series shall cause such Series to distribute to the MRC Investor Members the interests in each Holdco Vehicle in which any of the MRC Investor Members has invested (including but not limited to Contrail JV Holdco and each Participating Holdco) that are attributable on a pass-through basis to the Investor Interests held by the MRC Members and to make such distribution so that in all respects such interests will be transferred to such new vehicle as may be designated by the MRC Members. In such event, the Members, the Company and the Series will take all such actions as are reasonably requested by any of the MRC Members to amend this Agreement and the relevant agreements related to each such Holdco Vehicle so that, to the maximum extent possible, all rights of the MRC Investor Members hereunder and thereunder are transferred to such new vehicle. Upon the occurrence of an Air T Cause Event pursuant to clause (i) of the definition of “Air T Cause Event,” the MRC Members, with MRC Consent, shall have the right within thirty (30) days of such occurrence to cause the distribution contemplated by the foregoing. Without limiting the foregoing, in the event that the Air T Member believes that an Air T Cause Event has occurred, the Air T Member shall provide prompt written notice thereof to the MRC Members.

(b)    Each of the Members, the Directors, the Company and each Series shall, on their own behalf and on behalf of the Company, each Series and the relevant Holdco Vehicles, as applicable, prepare, execute, acknowledge and deliver all such agreements, instruments and other documents and take all such other actions necessary, desirable or appropriate to effect the transactions contemplated by Section 3.16(a) or otherwise to carry out the purposes thereof as may be reasonably requested by the MRC Common Members.

ARTICLE 4

MEMBERS

Section 4.1    Member Register. The Board shall cause to be maintained in the principal office of the Company a register (the “Member Register”) containing the name, address, email address, Series, class of Interest, Commitment (if any) and Capital Contributions of each Member, as well as such other information as the Board may deem necessary or desirable to be contained therein. The Member Register is not, and will not be deemed to be, a part of this Agreement. The Board is hereby authorized, without the consent of any Member, to amend the Member Register to reflect any actions taken in accordance with this Agreement and as necessary to accurately reflect the information contained therein. Each Member is hereby deemed a “member” within the meaning of the Delaware Act.

Section 4.2    Interests. The Onshore Series shall have two classes of interests: “Investor Interests” and “Common Interests.” The Offshore Series shall have one class of interests, which shall be “Investor Interests.” Except as otherwise provided in this Agreement, no Member shall (a) be entitled to receive any interest or other return on such Member’s Capital Contributions to the Company or any applicable Series, (b) be entitled to withdraw any Capital Contribution or portion thereof from the Company or any applicable Series or to receive any distribution from the Company or any applicable Series, (c) have the status of a creditor with respect to any distributions from the Company or any applicable Series until the dissolution of the Company or such Series, as applicable, (d) have the right to demand or receive property other than cash in return of such Member’s Capital Contributions to the Company or any applicable Series or (e) have any priority over any other Member with respect to the return of Capital Contributions, allocations of the Company’s or applicable Series’ Adjusted Taxable Profit or Adjusted Taxable Loss or distributions from the Company or any applicable Series. The rights and interest of each Member in and to the future profits and income of the Company and each applicable Series are limited to those set forth in this Agreement. No property of the Company shall be deemed to be owned by any Member individually, but all of the property of the Company shall be owned by and title shall be vested solely in the Company. The Interests shall constitute personal property.

Section 4.3    Voting and Management Rights. No Member shall (i) except as otherwise provided in this Agreement, have the right to vote, consent or otherwise act on any matter pertaining to the Company or any applicable Series, to participate in the management, operation or control of the business affairs of the Company or any applicable Series or to cause the Company or any applicable Series to be dissolved and its affairs wound up, or (ii) have any right, power or authority to transact any business in the name of the Company or any applicable Series, to act for or on behalf of the Company or any applicable Series or in its name, or to bind the Company or any applicable Series.

Section 4.4    Duties of Members. No Member, in its capacity as a Member, shall owe any duties (including fiduciary duties) to the Company, any applicable Series or any other Member. The Members hereby agree that this Section 4.4 and the other provisions of this Agreement, to the extent that they restrict or eliminate duties of the Members otherwise existing at law or in equity, modify such duties to such extent.

Section 4.5    Liability of Members.

(a)    Distributions. A Member who receives a distribution made in violation of the Delaware Act shall be liable to the Company acting on behalf of the relevant Series for the amount of such distribution to the extent, and only to the extent, provided by the Delaware Act.

(b)    Capital Account Balances. No Member shall have any obligation to restore any negative balance in such Member’s Capital Account in a Series.

(d)    Company Liabilities. Except as provided under the Delaware Act, the debts, obligations and liabilities of the Company or any Series, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Series, and no Member shall be obligated personally for any such debt, obligation or liability of the Company or any Series solely by reason of being a Member.

(e)    Exculpation; Indemnification. The liability of the Members is additionally limited to the extent set forth in Section 3.11, and the Members shall be entitled to indemnification to the extent set forth in Section 3.12. The Members hereby agree that this Section 4.5 and the other provisions of this Agreement, to the extent that they restrict or eliminate liabilities of the Members otherwise existing at law or in equity, modify such liabilities to such extent.

Section 4.6    Activities of Members. Certain provisions regarding the Members’ activities and transactions between the Company or any applicable Series, on the one hand, and one or more Members, on the other hand, are set forth in Sections 3.8, 3.9 and 3.13, respectively.

Section 4.7    Capital Contributions.

(a)    Initial Contribution and Common Interests. Simultaneously with the execution of this Agreement, (i) the MRC Common Members shall make Capital Contributions to the Onshore Series in the aggregate amount of [$***] plus fifty percent (50%) of the Organizational Expenses (the “MRC Initial Contribution”), (ii) the MRC Common Members will receive an aggregate of ten percent (10%) of the Common Interests, (iii) the Air T Common Member shall make Capital Contributions to the Onshore Series in an aggregate amount equal to fifty percent (50%) of the Organizational Expenses, and (iv) and the Air T Common Member shall receive an aggregate of ninety percent (90%) of the Common Interests. To the extent that either of the MRC Common Members or the Air T Common Member have paid such Organizational Expenses directly, such payments shall be deemed Capital Contributions to the Onshore Series in satisfaction of their obligations with respect to Organization Expenses under this Section 4.7(a). To the extent that such direct payments in respect of Organizational Expenses by either the MRC Common Members or the Air T Common Member exceed fifty percent (50%) of the Organizational Expenses, the Company shall reimburse the applicable party therefor.

(b)    Commitments. Each of the Investor Members (but not the Common Members) shall have a Commitment to the Company, which shall be allocated between the Onshore Series and the Offshore Series as determined by the Board, and, subject to the limitations set forth herein, each such Member agrees to make Capital Contributions to the Onshore Series and/or the Offshore Series from time to time during the Investment Period pursuant to and in accordance with this Agreement, provided that in no event will any Member’s aggregate Capital Contributions to the Onshore Series and the Offshore Series exceed such Member’s Commitment, and provided further, that, in accordance with Section 3.3(d), the MRC Investor Members may, without penalty or being deemed Defaulting Members under Section 4.9, decline to participate in any transaction that does not satisfy the “Joint Venture Eligibility Criteria” set forth on Schedule C. The aggregate Commitments of the MRC Investor Members (the “MRC Commitment”) shall be an amount of at least $46,300,000 minus the amount of the MRC Initial Contribution and the aggregate amount of legal and accounting fees and other fees and expenses incurred by the MRC Members and their respective Affiliates prior to the Closing in connection with the transactions contemplated by this Agreement, and the Commitment of the Air T Investor Member shall be $8,000,000.

(c)    Holdco Contributions. During the Investment Period, in the event that any Series is required to make a capital contribution to a Holdco Vehicle in respect of its capital commitment to such Holdco Vehicle, the Investor Members of such Series, shall, as determined by the Board in its discretion and in any event upon ten (10) business days’ written notice from the Board, make aggregate Capital Contributions to the applicable Series in the amount of such underlying capital contribution by the applicable Series to the applicable Holdco Vehicle by the due date therefor specified in such notice, in proportion to their respective Commitments to the applicable Series as of the date of such written notice. The Capital Contributions made pursuant to this Section 4.7(c) shall in turn be contributed by the applicable Series to the applicable Holdco Vehicle in respect of such Series’ capital commitment to such Holdco Vehicle.

(d)    Returned Contributions. The Company or the applicable Series shall distribute any unused Capital Contributions to the Members in proportion to the amounts of such Capital Contributions respectively made by them. If the Company or any Series receives any returned capital contributions from a Holdco Vehicle, the Company or applicable Series shall distribute the amount thereof to the Investor Members of such Series in proportion to their respective Commitments to such Series. Any amount distributed to a Member pursuant to this Section 4.7(d) shall reduce such Member’s Capital Contributions to the applicable Series, commensurately increase such Member’s Unfunded Commitment to such Series, and be subject to recall by such Series.

Section 4.8    Borrowing; Guarantees.

(a)    Any Series may, at the discretion of its Board, (i) borrow money in anticipation of Capital Contributions on a short-term basis to satisfy the working capital needs of the Company or such Series, without regard to the limitations set forth in Section 4.8(c), and (ii) guarantee loans from one or more Persons to any Holdco Vehicle or other subsidiary in connection with one or more proposed Investments or for temporary liquidity purposes, provided, however, that in no event will any Series guarantee any obligation or liability of another Series.

(b)    A Holdco Vehicle may establish a credit facility to permit borrowing money for temporary liquidity purposes, including pending the Holdco Vehicle’s receipt of capital contributions from its investors or the Company’s receipt of Capital Contributions from the Investor Members or other receipts of cash, without regard to the limitations set forth in Section 4.8(c).

(c)    A Holdco Vehicle or other investment vehicle managed by the Company may establish a credit facility to provide funds for investment and leverage the investment portfolio. Unless otherwise agreed to in writing in advance by the MRC Investor Members, no indebtedness under any such credit facility shall be created unless the leverage of Contrail JV Holdco and each Participating Holdco, on an aggregate basis, would not exceed an 80% loan-to-value ratio, measured at the time any such indebtedness is incurred.

Section 4.9    Deficiency Contributions. If any Investor Member fails to make a Capital Contribution to a Series pursuant to this Agreement when due, the Board may in its discretion require the other Investor Members of such Series to make Capital Contributions, in proportion to their respective Commitments, in an aggregate amount equal to the amount of such due and unpaid Capital Contribution, provided that the foregoing shall not require any Member to make any Capital Contribution to any Series that would result in such Member’s Capital Contributions to the Company and each Series to exceed such Member’s Commitment. The Board is hereby authorized to interpret and apply the distribution, allocation and other provisions of this Agreement in such manner as it reasonably determines as necessary to equitably adjust for a Member’s failure to make any Capital Contribution to a Series hereunder.

Section 4.10  Default.

(a)    Default Remedies. If an Investor Member (a “Defaulting Member”) fails to make when due (the “Default Date”) any Capital Contribution to an applicable Series, as required pursuant to this Agreement, the Company or the applicable Series, in the discretion of the Board (with the Air T Director being excluded from any determination with respect to a default by the Air T Investor Member, and the MRC Director being excluded from any determination with respect to a default by an MRC Investor Member), may take any or all of the following actions until the Defaulting Member has contributed amounts to the applicable Series equal to the Default Repayment Amount, which are in addition to and not in limitation of any other right or remedy that the Company or the applicable Series may have:

(i)    The Company or the applicable Series may prohibit the Defaulting Member and any Affiliated entity that is a Member from exercising any voting or consent rights under this Agreement;

(ii)   The Company or the applicable Series may borrow, on behalf of the Defaulting Member, the Default Repayment Amount from any non-Defaulting Member or from a third party and advance such Default Repayment Amount to the Defaulting Member (a “Default Advance”);

(iii)  The Company or the applicable Series may withhold distributions to the Defaulting Member and any other Affiliated entity that is a Member up to the Default Repayment Amount (which withheld amounts shall be applied toward the repayment of the Default Repayment Amount);

(iv)  The Company or the applicable Series may suspend any rights of the Defaulting Member and any Affiliated entity that is a Member to make Capital Contributions in respect of any future Investment of the Company; and/or

(v)   The Company or the applicable Series may cause the sale of all or any portion of the Defaulting Member’s Interest by offering such Interest to the Investor Members of the applicable Series (other than any Defaulting Member), pro rata in accordance with their respective Unfunded Commitments at such time. The purchase price for that Interest will be the value of the Defaulting Member’s Capital Account with respect to the applicable Series (which will not include unrealized appreciation, but will include unrealized depreciation in the Company’s or applicable Series’ assets), and on any other terms as the Board determines in its discretion. The proceeds of the sale will be applied first to the payment of the Capital Contributions that the Defaulting Member failed to make, and second to the payment of any costs and expenses incurred by the Company or applicable Series as a result of the Defaulting Member’s default, with the remainder, if any, to be remitted to the Defaulting Member. Any such purchase price for the Defaulting Member’s Interest shall be paid by having the Defaulting Member’s Interest acquired by electing Investor Members in return for a non-interest bearing, non-recourse, ten (10) year promissory note payable to the Defaulting Member.

For purposes of this Section 4.10(a), a “Default Repayment Amount” shall mean the amount equal to the amount of the Capital Contribution that the Defaulting Member failed to fund, plus any expenses incurred by or on behalf of the Company or any other Member in connection with such Capital Contribution, including any reasonable attorney’s fees and interest expenses.

Any Default Advance will be due and payable (including any principal and accrued interest, together with any costs of the Company and any other Member in connection with such Default Advance) no later than the date that is 270 days after the date on which such amounts were borrowed. Interest shall accrue on any amounts owed in respect of a Default Advance at a rate equal to 25% per annum compounded quarterly on the last day of each calendar quarter, and any distributions to the Defaulting Member and any Affiliated entity that is a Member shall accrue to the benefit of the Person that made such Default Advance and shall be applied toward the repayment of any amounts owed in respect of the Default Advance. The Defaulting Member shall execute and deliver to the Company any documents reasonably requested by the Company in connection with a Default Repayment Amount, including any loan documents and pledge agreements in respect of any Default Advance. If the Default Advance is not paid in full by the date that is 270 days after the date on which such amounts were borrowed, any non-Defaulting Member that lent amounts in respect of such Default Advance shall have the right (but not the obligation) to convert its portion of the unpaid amounts into a deemed Capital Contribution that shall cause the Capital Account of the Defaulting Member to be reduced (and correspondingly, the Capital Account of such other Member to be increased).

(b)      General Provisions.

Notwithstanding any provisions of this Agreement to the contrary, unless otherwise determined by the Board in its discretion, a Defaulting Member:

(i)    shall remain fully liable to the creditors of the Company and the applicable Series to the extent provided by law as if such default had not occurred;

(ii)    shall be entitled to distributions, if any, with respect to such Defaulting Member’s Commitment to the applicable Series made after the Default Date only after giving effect to the provisions of this Section 4.9; and

(iii)    will forgo future distributions and allocations of Adjusted Taxable Profit of the applicable Series with respect to such Defaulting Member’s Commitment to such Series, but continue to be subject to Adjusted Taxable Losses as a Member of such Series.

(c)      Resigned Member. Unless the Board determines otherwise in its discretion, as of the applicable Default Date with respect to a Defaulting Member of any applicable Series, the Commitment of such Defaulting Member, adjusted by any remedies applied thereto pursuant to this Section 4.10 shall automatically be deemed a “Resigned Interest.” A Member holding a Resigned Interest will (i) be entitled to share in the profits or losses of the Series, to receive distributions from the Series, and to be allocated Adjusted Taxable Profit or Adjusted Taxable Loss, or items of income, gain, loss, deduction or credit, to which such Person would otherwise be entitled with respect to such Commitment had it not been deemed a Resigned Interest, but shall otherwise neither be a Member nor exercise any rights or powers of a Member of the Company or any Series, and (ii) be referred to herein as a “Resigned Member.”

Section 4.11    Common Member Giveback. If the Company or any Series incurs any liability for any expense or any indemnification obligation for which the Common Members are responsible including, without limitation, any obligation to return Fee Income or Holdco Vehicle Promote pursuant to the governing documents of any Holdco, and the Company or applicable Series has insufficient funds to pay, the Common Members shall return amounts distributed or paid to them pursuant to this Agreement in proportion to their respective Common Interests to satisfy the payment of such liability. Any distributions or payments returned pursuant to this Section 4.11 shall not be treated as Capital Contributions, but shall be treated as returns of distributions for all purposes of this Agreement. To the extent any distributions or payments are returned under this Section 4.11 after the final liquidating distribution of the Company or applicable Series is made, subject to the limitations set forth in this Section 4.11, the amounts required to be returned by each Member shall be adjusted to reflect any returns of distributions and payments that would have been required under Section 11.3 if the contributions required under this Section 4.11 had been made immediately prior to the dissolution of the Company. The foregoing notwithstanding, no distributions or payments shall be returned by a Common Member pursuant to this Section 4.11 in an aggregate amount greater than the excess of (i) the aggregate distributions and payments made to such Common Member hereunder, over (ii) the aggregate Tax Liability of such Common Member with respect to such distributions and payments since the Company’s inception. A Member’s obligation to return distributions and make payments to the Company or any Series under this Section 4.11 shall survive the dissolution and liquidation of the Company and each Series. The rights and remedies contained in this Section 4.11 shall be exercisable only by the Board for the benefit of the Company or any Series, and nothing in this Section 4.11 is intended to or shall provide any Person that is not a party hereto with any rights or remedies with respect to or under this Agreement.

Section 4.12    Investor Member Giveback. If any Series, in its capacity as an investor in a Holdco Vehicle, is obligated to return any distributions received from such Holdco Vehicle in order to fund any expense or indemnification obligation pursuant to the governing documents of such Holdco Vehicle, and the applicable Series has insufficient funds to pay such liability, the Board of the applicable Series may cause the Investor Members that hold Investor Interests in such Series to return amounts distributed to them pursuant to this Agreement, in proportion to the respective distributions received by each such Member from the applicable Series in respect of their Investor Interests in such Series, to satisfy the payment of such liability. Any distributions returned pursuant to this Section 4.12 shall not be treated as Capital Contributions, but shall be treated as returns of distributions for all purposes of this Agreement.

ARTICLE 5
CERTAIN ACCOUNTING MATTERS

Section 5.1    Method of Accounting; Elections. At all times during its continuance and until its complete liquidation, each Series shall keep proper and complete books of account in accordance with the Code for tax purposes. Each Series’ books for tax and financial accounting purposes shall be kept on the accrual basis. The Board of each Series shall make all elections for tax purposes in a manner it believes is consistent with the best interests of the Members, except that an election by a Series under Section 754 of the Code, or an election under Internal Revenue Service Notice 2005-32 (2005-1 C.B. 895) to be treated as an “electing investment partnership,” shall be made at the sole discretion of the Board of such Series, and an election by a Series with respect to tax audits and related proceedings shall be made by the Tax Matters Person of such Series pursuant to Schedule B.

Section 5.2    Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company and each Series for tax and financial accounting purposes shall end on December 31, provided, however, that each Series’ books shall be adjusted to allocate Adjusted Taxable Profit or Adjusted Taxable Loss for the preceding period among the Members of such Series according to Article 6 at any time (a) capital is contributed or a distribution occurs, (b) a Fiscal Year ends, (c) the Series terminates, (d) the Company liquidates, (e) otherwise required by the Code, or (f) allowed by the Code and determined by the Board as appropriate to reflect the relative interests of the Members in the applicable Series. Each such allocation shall cover the period (a “Fiscal Period”) from the end of the immediately preceding allocation period (or, if none, from the date of formation of the Series) through the date of such allocation.

Section 5.3    Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member with respect to each Series in which such Member is invested or has Series Interests, consisting of such Member’s Capital Contributions to such Series (if any), increased or decreased by allocations of Adjusted Taxable Profit or Adjusted Taxable Loss with respect to such Series, decreased by the cash or fair value of property withdrawn from, or distributed to it by, such Series and in all events maintained in accordance with applicable provisions of Schedule B.

ARTICLE 6
ALLOCATIONS

Section 6.1    General. Except as otherwise provided herein, the Adjusted Taxable Profit or Adjusted Taxable Loss of each Series (and each item thereof) for any Fiscal Period shall be allocated to the Capital Accounts of the Members of such Series, as set forth in Schedule B attached hereto. General costs and expenses of the Company that are not attributable to any particular Series will be allocated among the Series as the Board of the Company shall determine in good faith.

ARTICLE 7
DISTRIBUTIONS

Section 7.1    Timing. Except as otherwise set forth herein, including Section 7.6, the timing and amount of distributions prior to the dissolution of the Company or any Series shall be determined by the Board in its discretion. Subject to the other provisions of this Agreement, including Section 7.6, the Board shall distribute Distributable Proceeds received by the Company or any Series within one hundred twenty (120) days after the Company’s or such Series’ receipt thereof.

Section 7.2    Fee Income and Holdco Vehicle Promote. All Fee Income and Holdco Vehicle Promote shall be received by the Company for the account of the Onshore Series or payable to the Onshore Series in respect of its management function with respect to the assets of the Holdco Vehicles. After reduction for the payment of Company and Series expenses and other Company and Series liabilities or obligations in accordance with the terms hereof, including to establish reasonable reserves therefor and, during the time the Company is in a Clawback Position, the Clawback Position Amount in accordance with Section 7.6, such Fee Income and Holdco Vehicle Promote shall be as promptly as practicable distributed by the Onshore Series to the Common Members in proportion to their respective Common Interests.

Section 7.3    Distribution Waterfall. Except for distributions of Fee Income and Holdco Vehicle Promote made pursuant to Section 7.2, Tax Distributions made pursuant to Section 7.4, payments by the Offshore Series to the Onshore Series pursuant to Sections 7.3(b)(iii) and (iv) (which shall be distributed to the Common Members in proportion to their respective Common Interests), or as otherwise provided in this Agreement, all distributions shall be made to the Members pursuant to Section 7.3(a) or (b).

(a)    Onshore Series. Distributable Proceeds of the Onshore Series shall be distributed to the Members of the Onshore Series in the following amounts and order of priorities:

(i)    First, to the Investor Members in proportion to and to the extent of each such Member’s Unreturned Capital Contributions to the Onshore Series;

(ii)   Second, to the Investor Members in proportion to and to the extent of each such Member’s Preferred Return with respect to the Onshore Series;

(iii)  Third, fifty percent (50%) to the Investor Members in proportion to their respective Investor Interests and fifty percent (50%) to the Common Members in proportion to their respective Common Interests until, on a cumulative basis, the Common Members have received aggregate distributions under this clause (iii) equal to the product of (A) the Management Incentive Fee Percentage and (B) the aggregate distributions made by the Onshore Series to the Investor Members as Preferred Return pursuant to the foregoing clause (ii) and made to the Members of the Onshore Series pursuant to this clause (iii); and

(iv)  Thereafter, any remaining Distributable Proceeds shall be divided as follows: an amount equal to the product of (A) the Management Incentive Fee Percentage and (B) the amount of such remaining Distributable Proceeds to the Common Members in proportion to their respective Common Interests; and the balance to the Investor Members in proportion to their respective Investor Interests.

(b)    Offshore Series. Distributable Proceeds of the Offshore Series shall be (A) distributed to the Members of the Offshore Series (in each case in their respective capacities as members of the Offshore Series), and (B) paid to the Onshore Series (in its capacity as a non-member of the Offshore Series), for distribution by the Onshore Series to the Common Members (in each case in their respective capacities as members of the Onshore Series) in proportion to their respective Common Interests, in the following amounts and order of priorities:

(i)    First, to the Investor Members in proportion to and to the extent of each such Member’s Unreturned Capital Contributions to the Offshore Series;

(ii)   Second, to the Investor Members in proportion to and to the extent of each such Member’s Preferred Return with respect to the Offshore Series;

(iii)  Third, fifty percent (50%) to the Investor Members in proportion to their respective Investor Interests and fifty percent (50%) to the Onshore Series until, on a cumulative basis, the Onshore Series has received aggregate payments under this clause (iii) equal to the product of (A) the Management Incentive Fee Percentage and (B) the aggregate distributions made by the Offshore Series to the Investor Members as Preferred Return pursuant to the foregoing clause (ii) and made by the Offshore Series to the Investor Members of the Offshore Series pursuant to this clause (iii); and

(iv)  Thereafter, any remaining Distributable Proceeds shall be divided as follows: (1) an amount equal to the product of (A) the Management Incentive Fee Percentage and (B) the amount of such remaining Distributable Proceeds shall be paid to the Onshore Series; and (2) the balance shall be distributed to the Investor Members in proportion to their respective Investor Interests.

Section 7.4    Tax Distributions. With respect to each tax year, and subject to the applicable Series having sufficient Distributable Proceeds, the applicable Series may, at the discretion of the Board, within ninety (90) days after the end of such tax year, distribute to each Member of such Series (each, a “Tax Distribution”) an amount, if any, equal to the excess of such Member’s Tax Liability with respect to such tax year and such Series over the aggregate cash distributions otherwise made by such Series to such Member pursuant to Section 7.3 in such tax year. Tax Distributions made by a Series to a Member of such Series shall be treated as advances against, and shall thereby reduce, the distributions subsequently made by such Series to such Member pursuant to Section 7.3.

Section 7.5    Withholding. A Series may withhold from any distribution or other payment, as applicable, to any Member of such Series the amount (the “Member Tax Amount”) of: (i) any taxes required to be, or that should have been, withheld with respect to such or any other distribution, payment or allocation by such Series to such Member, (ii) any tax liability of the Series otherwise attributable to such Member, whether or not already paid by the Series, and (iii) any interest, additions to tax and penalties in respect of taxes described in the foregoing clauses (i) and (ii). All Member Tax Amounts will be determined by the Board of each Series. For avoidance of doubt, Member Tax Amounts will include any “imputed underpayment” within the meaning of Section 6225(c) of the Code (or any successor provision or similar provision of state or local tax law) that the Board of such Series determines to be appropriate to treat as a tax liability of the applicable Series attributable to Members of such Series. All Member Tax Amounts withheld from any distribution or other payment by a Series to a Member of such Series shall be treated as amounts distributed or paid, as the case may be, by the Series to such Member for all purposes hereof. If the applicable Series pays a Member Tax Amount with respect to a Member of such Series at a time when no distribution or other payment is then being made by the Series to such Member in an amount sufficient to enable the Series to withhold from such distribution or payment such Member Tax Amount in full, then the shortfall that the Series is obligated to pay to a taxing authority shall be deemed to be an interest-free advance from the Series to such Member, payable by such Member by withholding from subsequent distributions or other payments by the Series to such Member or within ten (10) Business Days after receiving a written request for payment from the Series; provided, that, in any event such amount shall be repaid to the Series no later than the date of the final distribution in liquidation of the Series. The amount of any taxes (including interest, additions to tax and penalties in respect of such taxes) that are paid by, or withheld from distributions by, entities that are partnerships or other flow-through entities for tax purposes through or in which the applicable Series, directly or indirectly, holds an investment shall be treated as Member Tax Amounts that are subject to this Section 7.5 on the date such taxes are paid or withheld, to the extent determined by the Board of the applicable Series. Any reference to “Member” in this Section 7.5 refers to a “current or former Member.”

Section 7.6    Reserves and Reinvestment. The Air T Director may determine, subject to Section 3.6(a)(xi), not to distribute Fee Income, Holdco Vehicle Promote or Distributable Proceeds of any Series that would otherwise be distributed to the Common Members and may cause to be retained in the applicable Series a reserve that the Air T Director determines, subject to Section 3.6(a)(xi), to be reasonable and appropriate for working capital of the Series, satisfying expenses or other liabilities or obligations of the Series (whether or not accrued or contingent and including, during the time the Company is in a Clawback Position, the Clawback Position Amount) or any other valid purpose that the Air T Director determines, subject to Section 3.6, to be in the best interest of the applicable Series. The Air T Director may determine not to distribute Distributable Proceeds of the applicable Series that would otherwise be distributed to the Investor Members during the Reinvestment Period and may cause to be retained in the applicable Series a reserve that the Air T Director reasonably determines to be reasonable and appropriate for the purpose of making Investments that meet the Eligibility Criteria, whether or not through a Holdco Vehicle or any other valid purpose that the Air T Director determines, subject to Section 3.6, to be in the best interest of the applicable Series. Notwithstanding the foregoing to the contrary, Clawback Position Amount reserves may be established separately with respect to each Common Member, pro rata based upon distributions to the Common Members, with the amount not so reserved distributed to such Common Members; provided, however, any such distribution shall (i) be made to all Common Members, pro rata in accordance with their respective Common Interests and (ii) not exceed 80% of a Member’s share of the Clawback Position Amount reserve.

Section 7.7    Prohibited Distributions. In no event shall the Company or any Series be required to make a distribution to the extent that it would (i) render the Company or the Series insolvent, or (ii) violate Section 18-607 of the Delaware Act or other applicable law.

Section 7.8    Offsets. No distribution of Fee Income, Holdco Vehicle Promote or Distributable Proceeds shall be paid by a Series to any Member of such Series from which there is due and owing to the Series, at the time of such distribution, any amount required to be paid to the Series by such Member pursuant to this Agreement. The Board of each Series may, in its discretion, apply all or part of such amount that would have been distributed but for this Section 7.8 to the amounts due and owing to the applicable Series. Any remaining withheld distribution shall be paid to such Member, without interest, when all past due amounts required to be paid to the applicable Series by such Member have been paid in full by such Member.

Section 7.9    Distributions in Kind. The Board of each Series may only distribute Distributable Proceeds that are in the form of cash or in the form of Securities that are (i) tradable on any Major Trading Market or the subject of immediately exercisable registration rights, and (ii) free of volume and contractual or other transfer restrictions (other than any such restrictions that would be eliminated by the exercise of any such registration rights). The foregoing notwithstanding, the Board of each Series may in its discretion distribute proceeds of the applicable Series that are not Distributable Proceeds following the dissolution, and as part of the liquidation and winding up, of such Series, provided that the Board of the Company or any Series shall not, under any circumstances, distribute any physical assets of the Company or any Series to any MRC Member. In-kind distributions will be made in the same proportions as would cash in an amount equal to the fair market value of the assets distributed.

Section 7.10    Adjustments. The Board of each Series is hereby authorized to interpret and apply the distribution provisions of this Article 7 in such manner as such Board reasonably determines is necessary to equitably adjust for any Member’s non-participation in any Investment or failure to make a Capital Contribution, whether as a result of default, withdrawal or otherwise.

ARTICLE 8
WITHDRAWAL OF MEMBERS

Section 8.1    No Withdrawal. No Member shall have the right to resign as a Member or withdraw from the Company or any Series, to reduce its Commitment or Unfunded Commitment to any Series, or to be repaid any part of its Capital Contributions or Capital Account balance with respect to any Series.

Section 8.2    Involuntary Resignation. Unless the Board determines otherwise, a Member shall automatically be deemed to have resigned as a Member and be deemed a Resigned Member effective upon the occurrence of any event described in Section 18-304 (Events of Bankruptcy) of the Delaware Act, or upon any event after which such Member does not hold any Interest.

ARTICLE 9
TRANSFER OF INTERESTS

Section 9.1    General. Except as set forth in this Article 9, no Member shall have the right to Transfer all or any part of its Interest.

Section 9.2    Transferability of Interests. A Member may Transfer any or all of such Member’s Interest if and only if (i) the Board of the Company and the applicable Series consents to such Transfer, which consent it may withhold in its discretion, (ii) the Transfer is evidenced by a written agreement, in form and substance satisfactory to such Board in its discretion, that has been duly executed and delivered to the Company, (iii) all other conditions imposed upon such Transfer by the Board of such Series have been satisfied as determined by such Board in its discretion and (iv) the Transfer otherwise complies with the terms, conditions, restrictions and obligations set forth in this Agreement. Any purported Transfer of an Interest shall be deemed to be within the provisions of this Agreement, whether voluntary or by operation of law.

Section 9.3    Permitted Transfers. [Intentionally omitted.]

Section 9.4    Additional Requirements of Transfer. As additional conditions to the validity of any Transfer, such Transfer shall not: (i) be to a minor or an incompetent, (ii) violate the Delaware Act, (iii) violate the registration provisions of the Securities Act of 1933, as amended from time to time, or the securities laws of any jurisdiction, (iv) cause the Company to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission thereunder, (v) result in the Company or any Series being classified as a “publicly traded partnership” under the Code, or (vi) unless the Board of the Company and the applicable Series waives in writing the application of this clause (vi) with respect to such Transfer (which such Board may refuse to do in its discretion), result in the termination of the Company or any Series under the Code or in a required adjustment to the basis of the property of the Company or any Series under Section 743 of the Code. The Board of the Company or the applicable Series may require reasonable evidence as to the satisfaction of any of the foregoing conditions, including a favorable Opinion of Counsel.

Section 9.5    Transferors; Transferees.

(a)    Each Member agrees that it will, upon request of the Board of the Company or the applicable Series, execute such certificates or other documents and perform such acts as the Board deems appropriate after a Transfer by that Member to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company or any Series is doing business.

(b)    Each Member agrees that it will, prior to and including the time the Board of the applicable Series consents to a Transfer by such Member, pay all reasonable expenses (including attorneys’ fees) incurred or to be incurred by the Company and any Series and the Board in connection with such Transfer.

(c)    Any purported Transfer of an Interest that is not made in compliance with this Agreement shall be null and void and of no force or effect whatsoever.

(d)    Any Member who shall Transfer all of its Interest shall cease to be a Member, except that, unless and until a substituted Member is admitted in its stead, it shall retain the statutory rights of the assignor of an Interest under applicable law.

(e)    Anything herein to the contrary notwithstanding, the Company, any Series and the applicable Board shall be entitled to treat the Transferor of an Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made to it, until such time as a written instrument Transferring such Interest that conforms to the requirements of this Article 9 has been received by the Company and accepted by the Board, and all other requirements of this Article 9 have been satisfied.

Section 9.6    Put Option; Call Option.

(a)    On any of the first three (3) anniversaries of the Closing Date, the MRC Common Members shall have the right, upon notice to the Air T Common Member and the Company at least ninety (90) days prior to such anniversary, to put and sell to the Air T Common Member all of the Common Interests owned by the MRC Common Members for a purchase price equal to [$**************]. The purchase and sale of Common Interests pursuant to this Section 9.6(a) shall take place within thirty (30) days after such anniversary or as otherwise mutually agreed by the Air T Common Member and the MRC Common Members. At the closing, the MRC Common Members shall transfer the entirety of their Common Interests to the Air T Common Member, and the Air T Member shall pay the purchase price therefor in cash.

(b)    After the later of (i) the distribution to each of the MRC Investor Members of all of their Unreturned Capital Contributions pursuant to Section 7.3 and (ii) the date that is five (5) years after the Closing Date, the MRC Common Members shall have the right to put and sell to the Air T Common Member, or the Air T Common Member shall have the right to call and purchase from the MRC Common Members, upon notice to the non-exercising Member and the Company at least ninety (90) days prior to the exercise of such put or call option, as applicable, all of the Common Interests then owned by the MRC Common Members. The purchase and sale of Common Interests pursuant to this Section 9.6(b) shall take place within thirty (30) days after the date of such exercise or as otherwise mutually agreed by the Air T Common Member and the MRC Common Members. At the closing, the MRC Common Members shall transfer their Common Interests to the Air T Common Member, and the Air T Member shall pay the purchase price therefor as follows: (i) if the entire purchase price is paid in cash at the closing, the purchase price shall equal the fair market value of the Common Interests being purchased and sold (determined in accordance with Article 13), and (y) if the purchase price is paid in three equal annual installments after the closing, the purchase price shall equal the fair market value of the Common Interests being purchased and sold plus twelve and one-half percent (12.5%) thereof.

(c)    Upon the occurrence of an Air T Cause Event pursuant to clause (i) of the definition of “Air T Cause Event,” the MRC Common Members shall have the right, upon notice to the Air T Common Member and the Company at least ninety (90) days prior to the exercise of such put option, to put and sell to the Air T Common Member all of the Common Interests owned by the MRC Common Members for a purchase price equal to: (i) with respect to any Air T Cause Event that occurs on or prior to the third anniversary of the Closing Date, [$***************]; and (ii) with respect to any Air T Cause Event that occurs after the third anniversary of the Closing Date, the fair market value of such Common Interests (determined in accordance with Article 13). In the event of an Air T Cause Event other than pursuant to clause (i) of the definition of “Air T Cause Event,” this Section 9.6(c) shall be self-executing as of the date on which the MRC Members provide notice of such Air T Cause Event in accordance with Section 3.16. The purchase and sale of Common Interests pursuant to this Section 9.6(c) shall take place within thirty (30) days after the date of such exercise or as otherwise mutually agreed by the Air T Common Member and the MRC Common Members. At the closing, the MRC Common Members shall transfer their Common Interests to the Air T Common Member, and the Air T Member shall pay the purchase price therefor in cash.

(d)    In the event of any failure to pay the purchase price following the exercise of the put option under Section 9.6(a) or (b), the MRC Common Members shall have the right to cause each Series to pay all amounts that would otherwise be distributable to the Air T Common Member hereunder to the MRC Common Members to satisfy the payment of amounts owed in respect of their Common Interests. In the event of any failure to pay the purchase price following the exercise of the put option under Section 9.6(c), the MRC Common Members shall have the right to (i) cause the Company to pay all amounts that would otherwise be distributable to the Air T Common Member hereunder to the MRC Common Members and (ii) cause any vehicle established pursuant to Section 3.16(a) to pay all amounts that would otherwise be distributable to the Air T Member or any Affiliate or successor-in-interest thereof (for avoidance of doubt, excluding any amounts distributable with respect to the Common Interests) to the MRC Common Members, in each case to satisfy the payment of amounts owed in respect of their Common Interests. Notwithstanding any other provision of this Section 9.6 to the contrary, the Common Interests held by the MRC Common Members shall continue to be owned by the MRC Common Members and shall not be Transferred or retired until the MRC Common Members have been paid for such Common Interests in accordance with the applicable provisions of this Section 9.6.

ARTICLE 10
TERM AND DISSOLUTION OF THE COMPANY

Section 10.1    Term. Except as provided in Section 10.2, the Company and each Series shall continue without commencement of their winding up for a period of seven (7) years from the Closing Date, provided that the Board of the Company and the relevant Series may, in its discretion, extend the term of the Company and each Series for two (2) consecutive one-year periods after the initial term.

Section 10.2    Winding Up. The Company shall continue until it is dissolved and its affairs wound up, which shall occur on the earlier of the happening of any of the following events:

(a)      the expiration of the term of the Company determined pursuant to Section 10.1;

(b)     at any time after the distribution to each of the Members of all of their Unreturned Capital Contributions, the determination by the Board that the Company should be dissolved and terminated once all Series have been dissolved and terminated, with the approval of all of the Members; or

(c)      the entry of a decree of dissolution under the Delaware Act.

Section 10.3    Earlier Termination of a Series. A Series shall be terminated and commence to be wound up on the first to occur of any of the following events:

(a)      at any time after the distribution to each of the Members of such Series of all of their Unreturned Capital Contributions to such Series, the determination by the Board that the Series should be terminated, with the approval of all of the Members of such Series; or

(b)     the dissolution of the Company pursuant to Section 10.2.

ARTICLE 11
LIQUIDATION

Section 11.1    Liquidation of the Company.

(a)     Following the dissolution of the Company or the earlier termination of any Series pursuant to Article 10, the Company or the applicable Series shall be liquidated in an orderly manner in accordance with this Article 11 and the Delaware Act. The liquidation shall be conducted and supervised by the Directors or, if no Directors exist, by a Person that shall be designated for such purpose by the personal representative of the last Director (the Directors or such other Person, as applicable, the “Liquidating Agent”). The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Company and each Series in connection with the liquidation of the Company and Series that the Board has with respect to the assets and liabilities of the Company and the Series during their term, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Company and each Series and the transfer of any assets of the Company or any Series. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute Company or Series property to the Members subject to liens.

(b)    The Liquidating Agent shall liquidate the Company and each Series as promptly as shall be practicable after dissolution. Without limitation of the rights, powers, and authority of the Liquidating Agent as provided in this Article, the Liquidating Agent may, in its discretion, either distribute in kind or sell non-cash assets. Any non-cash assets which the Liquidating Agent may sell shall be sold at such prices and on such terms as the Liquidating Agent may, in its good faith judgment, deem appropriate.

(c)    The Liquidating Agent may, in its sole discretion, form a trust that survives the filing of a certificate of cancellation with respect to the Company or any Series pursuant to Section 18-203 of the Delaware Act (the “Liquidating Trust”) and appoint one or more Persons as trustees of the Liquidating Trust, to take charge of the Company’s or Series’ property, and to collect the debts and property due and belonging to the Company or Series, with the power to prosecute and defend, in the name of the Company or Series or otherwise, all such suits as may be necessary or proper for the aforesaid purposes and to appoint an agent or agents under them, and to do all other acts which might be done by the Company or a Series, if in being, that may be necessary for the final settlement of the unfinished business of the Company or any Series. The assets of each Series shall be held separately from the assets of any other Series in any Liquidating Trust.

Section 11.2   Final Allocations and Distributions.

(a)    Following dissolution of the Company or any Series, final allocations of all items of Adjusted Taxable Profit and Adjusted Taxable Loss shall be made in accordance with Article 6.

(b)    Subject to applicable law with respect to the rights of creditors of the Company or any Series, the cash proceeds of liquidation and then any assets to be distributed in kind shall be applied pro rata in the following order:

  (i)    to the discharge, to the extent required by any lender or creditor (including any Member that is a creditor), of debts and obligations of the Company or Series in the order of priority provided by law, but excluding sums listed in subsequent clauses of this Section 11.2(b):

  (ii)   to fund reserves for contingent or unforeseen liabilities of the Company or Series, to the extent deemed reasonable by the Liquidating Agent; and

  (iii)  to the Members in the order and priority set forth in Section 7.3 (subject to any adjustments thereto pursuant to Section 7.4 or Section 7.8).

Section 11.3    Common Member Clawback.

(a)      Subject to the other provisions of this Section 11.3, within ninety (90) days after the later of the date on which the final liquidating distribution of the Onshore Series is made and the date on which the final liquidating distribution of the Offshore Series is made, each Common Member (i) shall contribute to the Onshore Series or (ii) shall pay to the Offshore Series (in the case of such Common Member’s share of income paid by the Offshore Series to the Onshore Series pursuant to Section 7.3(b)(iii) or (iv)), or both, as determined by the Board of the Company in its discretion to be reasonably consistent with the economic arrangements set forth in this Agreement, in cash the amount, if any, of the excess of (i) the aggregate Distributable Proceeds distributed to such Member in respect of the Management Incentive Fee under Section 7.3 (including any amounts paid from the Offshore Series to the Onshore Series for distribution to the Common Members pursuant to Section 7.3(b)(iii) or (iv)), over (ii) the aggregate distributions that would have been made to such Member in respect of the Management Incentive Fee pursuant to Section 7.3 if the aggregate Distributable Proceeds of the Onshore Series and the Offshore Series were combined and distributed pursuant a single hypothetical distribution waterfall consistent with the provisions of Section 7.3 and all such distributions were made at once at the time of such final liquidating distribution (instead of when they were actually made or paid and without altering the amount of Preferred Return from either Series).

(b)      Limitations on Returns. The foregoing notwithstanding, in no event, however, shall the contribution or payment of any Common Member described in Section 11.3(a) be greater than the excess of (i) the aggregate distributions made to such Member, as described in clause (i) of Section 11.3(a), over (ii) the aggregate Tax Liability of such Member with respect to such distributions since the inception of the Onshore Series or the Offshore Series, as the case may be. Each Common Member agrees to use commercially reasonable efforts to apply for, and to cause its subsidiaries or members to apply for, any refunds or rebates to which it or they may be entitled from any governmental authority with respect to its or their Tax Liabilities.

(c)      Redistribution. Any contribution to the Onshore Series by the Common Members pursuant to Section 11.3(a) shall be distributed, after payment of or reserve for all remaining Company or Series obligations and liabilities, to the Investor Members of the Onshore Series in accordance with the order and priorities set forth in Section 7.3, as determined by the Board of the Onshore Series in its discretion to be reasonably consistent with the economic arrangements set forth in this Agreement. Any payment to the Offshore Series by the Common Members pursuant to Section 11.3(a) shall be distributed, after payment of or reserve for all remaining Company or Series obligations and liabilities, to the Investor Members of the Offshore Series in accordance with the order and priorities set forth in Section 7.3, as determined by the Board of the Offshore Series in its discretion to be reasonably consistent with the economic arrangements set forth in this Agreement.

ARTICLE 12
ACCOUNTING AND REPORTING PROVISIONS

Section 12.1    Inspection of Books of Account. Complete and accurate books and accounts shall be kept and maintained for the Company and each Series. Such books and accounts shall include separate Capital Accounts for each Member of a Series. Each Member or any duly authorized representative thereof will at all reasonable times and upon reasonable prior written notice to the Board of the Company have access to, and may inspect, such Member’s information as set forth on the Member Register. The Members hereby acknowledge that pursuant to Section 18-305(g) of the Delaware Act, the rights of a Member to obtain information from the Company or any Series shall be limited to only those rights provided for in this Agreement and that any other rights provided under Section 18-305(a) of the Delaware Act or any other applicable law shall not be available to the Members or applicable to the Company or any Series.

Section 12.2    Financial and Tax Reports; Tax Returns.

(a)      Financial Statements. The Company and each Series shall engage an independent certified public accountant, which shall be selected by the Board of the Company in its discretion, to act as the accountant for the Company and each Series. The Company shall use commercially reasonable efforts to send to each Member (i) audited financial statements of the Company and Series for each Fiscal Year, including a balance sheet and statement of income, together with the report thereon of the Company’s accountant, and (ii) a summary report containing an overview of the Company’s and Series’ investment activities during such Fiscal Year, in each case within one hundred twenty (120) days after the end of each Fiscal Year or as soon as practicable thereafter. Within ninety (90) days after the end of each calendar quarter or as soon as practicable thereafter that does not end on the last day of a Fiscal Year, the Board of the Company shall prepare and send to each Member of a Series the Series’ unaudited financial statements for the portion of the Fiscal Year then ended, commencing with the first quarter after the Closing Date in which the Investor Members make Capital Contributions pursuant to Section 4.4. Within fifteen (15) days after the end of each calendar month or as soon as practicable thereafter, the Board of the Company shall prepare and send to each Member of a Series the Series’ unaudited monthly financial statements, commencing with the first calendar month after the Closing Date in which the Investor Members make Capital Contributions pursuant to Section 4.4. The Company shall also provide to the Members such other financial information and documents respecting the Company and its business as a Member may reasonably request in writing.

(b)      Tax Reporting. The Company shall send to each Member, within one hundred twenty (120) days after the end of each Fiscal Year or as soon as practicable thereafter, (i) with respect to each Series in which such Member is a Member, a Schedule K-1 for such Member with respect to each Fiscal Year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of items of Adjusted Taxable Profit or Adjusted Taxable Loss of such Series for such Fiscal Year and the amount of such Member’s Capital Account in such Series at the end of such Fiscal Year, and (ii) such other financial information and documents respecting the Company, Series and their business as such Member may reasonably require and request in writing to enable such Member to comply with such Member’s federal, state and local tax filing obligations.

(c)      Timing. The foregoing provisions of this Section 12.2 notwithstanding, the parties hereto acknowledge that the Company must receive information from the Holdco Vehicles, which in turn must receive information from their respective Portfolio Assets, in order to generate the Company’s financial reports and tax returns. Accordingly, in the event that the Company has not received any such required information prior to any of the foregoing deadlines for providing information to the Members, such deadline shall be automatically extended until the Company has received all such information and had a reasonable time to prepare its financial reports and tax returns. Each Member acknowledges that such delay might prevent the Company from providing annual tax information to the Members prior to April 15 of the following year and, accordingly, such Member acknowledges that such Member may have to file for an extension for the filing of the applicable tax returns.

(d)      Form of Information. Any information or documentation required to be sent to any Member pursuant to this Section 12.2 may be furnished electronically or in hard copy as determined by the Board of the Company in its discretion.

Section 12.3    Confidentiality.

(a)      General. Except as otherwise provided in this Section 12.3, each Member agrees not to use or disclose to any other Person, and to maintain the confidentiality of, the Company Confidential Information.

(b)      Company Confidential Information. This Agreement, the names and contact information of the Members, the Member Register, and all financial statements, tax reports, portfolio valuations, reviews or analyses of investments, reports or other materials, including copies thereof, prepared or produced by or on behalf of the Board of the Company or any Series, the Company, any Series or any Holdco Vehicle, each Management Agreement, each Air T Agreement and all other documents and information concerning the Company, any Series or any Holdco Vehicle or their respective affairs and investments, whether or not consummated (all of the foregoing collectively, the “Company Confidential Information”), that any Member may receive or that may be disclosed, distributed or disseminated (whether in writing, orally, electronically or by other means) to any Member or representative of such Member as a result of such Member’s ownership of an Interest or otherwise, are confidential, proprietary and the property of the Company and constitute the trade secrets of the Company. As used herein, “Company Confidential Information” does not include (i) information rightfully in a Member’s or such Member’s representative’s possession prior to, and received by a means other than, disclosure to such Member or representative as a result of such Member’s ownership of an Interest, (ii) information that is available in the public domain other than as a result of action by such Member in violation of this Agreement or (iii) information that is generally ascertainable based on the information identified in the foregoing clauses (i) and (ii). Each Member acknowledges and agrees that the Company, Series and Holdco Vehicles derive independent economic value from the Company Confidential Information not being generally known and that the Company Confidential Information is the subject of reasonable efforts to maintain its secrecy and is a trade secret. Each Member also agrees that any document constituting or containing, or any other embodiment of, any Company Confidential Information, whether received by such Member or any representative thereof as a result of such Member’s ownership of an Interest or otherwise, shall be returned to the Company as requested by the Board.

(c)      Permitted Disclosures. The foregoing notwithstanding, (i) any Member may provide Company Confidential Information, to its, and its management company’s and general partner’s, officers, directors, managers, employees, legal and other advisers, consultants and other service providers who need to know the information in connection with their regular duties or in connection with the transactions contemplated by this Agreement, who have been advised of the confidentiality of this Agreement and the provisions of this Section 12.3 and who have either agreed in writing to maintain such confidentiality or who are otherwise bound by equivalent obligations of confidentiality, and (ii) the MRC Members may disclose Company Confidential Information to their investors and prospective investors in any investment funds managed, or prospective funds to be managed, by Mill Road Capital Management LLC, who have agreed to maintain the confidentiality of such information.

(d)      Notice. Each Member shall use its commercially reasonable efforts to promptly notify the Board of the Company if such Member becomes aware of any unauthorized release or use of any Company Confidential Information by such Member or any representative thereof.

(e)      SEC Filings. In the event that the Air T Member or any of its Affiliates is required to disclose or file this Agreement or any other document containing Company Confidential Information with the Securities and Exchange Commission, the Air T Member shall use commercially reasonable efforts to redact the economic terms contained herein or therein and shall consult with the MRC Investor Members in good faith with respect to any redactions requested by such Members.

(f)      Tax Disclosure. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this and any other such agreements, shall not apply to the federal tax treatment or federal tax structure of such transactions, and each party hereto (and any employees, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of such transactions and all materials of any kind (including opinions or other tax analysis) that are provided to any party hereto relating to such tax treatment and tax structure.

(g)      Certain Other Permitted Disclosures. Nothing in this Agreement (x) is intended to or does interfere with or restrain the immunity provided under 18 U.S.C. section 1833(b) for confidential disclosures of trade secrets to government officials or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or for confidential disclosures made in a sealed filing in court or other proceeding, or (y) prohibits, or is intended in any manner to prohibit, any Member (or Person acting on such Member’s behalf) from reporting possible violations of any law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of any law or regulation. No Member (or Person acting on such Member’s behalf) needs the prior authorization of any Person to make any such reports or disclosures, and no Member (or Person acting on such Member’s behalf) is required to notify any Person that such Member or Person has made such reports or disclosures.

Section 12.4    Disclosure and Use of Track Record. Notwithstanding any provision of this Agreement to the contrary, the parties agree that each of the MRC Members and their respective Affiliates shall be permitted to disclose (i) the amounts and timing of their investments in the Company and any Holdco Vehicles, (ii) returns on those investments and (iii) the structure of those investments in connection with reports to their investors and disclosures to prospective investors managed, or prospective funds to be managed by Mill Road Capital Management LLC; provided, however, each of the MRC Members agrees that they and their Affiliates shall not claim as its track record the track record of the Company or any Holdco Vehicles for the selection, disposition, leasing and otherwise dealing in specific aircraft properties on behalf of the Company or any of the Holdco Vehicles. Each of the MRC Members represents that it is aware of the requirements of the Securities and Exchange Commission concerning the portability of investment track records by registered investment advisers (including, without limitation, Section 206 of the Investment Advisers Act of 1940, as amended, and Rule 206(4)-1 promulgated thereunder) and agree to comply with such requirements to the extent applicable to them in connection with such track record of the Company or any Holdco Vehicles with respect to specific aircraft properties.

ARTICLE 13
VALUATIONS

Section 13.1    Series Valuations. Valuations of each Series shall be made by the Board of the Company (i) on a quarterly basis, (ii) following the dissolution of the Company or the termination of any Series, and (iii) with respect to any assets other than cash distributed to the Members pursuant to this Agreement.

Section 13.2    Valuation of Common Interests. Valuations of the Common Interests shall be made by the Board of the Company in connection with any Transfer of Common Interests pursuant to Section 9.6 or otherwise and at such other times as may be determined by the Board.

Section 13.3    Valuation Standards. All assets and liabilities of the Company or any Series, including the Common Interests, shall be valued at fair value within the meaning of United States GAAP Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures, as such topic may be amended at any time and from time to time, or any successor thereto, as determined by the Board of the Company in its discretion. To the extent consistent therewith, no value shall be assigned to the Company’s names or goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company or any Series not normally reflected in the accounting records the Company or Series. Subject to the terms of this Section 13.3, all valuations shall be made solely by the Board, and the Board’s valuations made in good faith shall be conclusive and binding on all Members. Notwithstanding the foregoing, the Board of the Company may, in its discretion, engage experts to assist in the determination of the valuation of a Series or the Common Interests, and the costs thereof shall be expenses of the applicable Series. Notwithstanding any other provision of this Article 13 to the contrary, the Board of the Company may change the method used to value the Company’s or Series’ assets (including Securities and other Investments) and liabilities as the Board deems necessary or desirable in order to comply with any applicable laws, rules and regulations. If a dispute shall arise as to the valuation of a Series, the Board of the Company shall appoint a firm of independent accountants of national standing which has not provided substantial services to the Company, any Member or any of their respective Affiliates (an “Independent Accountant”) to determine the disputed valuation, which shall be conclusive and final for all purposes of this Article 13. If a dispute shall arise as to the valuation of the Common Interests, the Air T Member shall appoint an Independent Accountant and the MRC Common Members shall appoint an Independent Accountant, each to determine the disputed valuation. The average of such initial valuations (the “Common Interests Valuation”) shall then be the valuation of the Common Interests; provided, however, if either the Air T Member or the MRC Common Members object to the Common Interests Valuation, the two Independent Accountants that determined the Common Interests Valuation shall jointly appoint a third Independent Accountant to determine the disputed valuation. Upon receipt of the third Independent Accountant’s valuation, the valuation furthest from the median of the three valuations shall be disregarded and the two remaining valuations shall be averaged. The average valuation determined by the preceding sentence shall be conclusive and final for all purposes of this Article 13.

ARTICLE 14
MISCELLANEOUS

Section 14.1    Entire Agreement. This Agreement constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior oral and written agreements and understandings among the parties regarding such subject matter.

Section 14.2    Force Majeure. Whenever any act or thing is required of the Company, any Series or any Member hereunder to be done within any specified period of time, the Company, such Series or such Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of such Person, including bank holidays, actions of governmental agencies, financial crises of a nature materially affecting the purchase and sale of Securities and natural or man-made disasters, acts of God or outbreaks of an infectious disease or pandemic; provided that this provision shall not have the effect of relieving the Company, any Series or any Member from the obligation to perform any such act or thing.

Section 14.3    Amendments; Waivers.

(a)      This Agreement may be amended at any time and from time to time with the written consent of the Board and all of the Members.

(b)      Notwithstanding the other provisions of this Agreement, the Board of the Company without the consent of any Member, may amend any provisions of this Agreement: (i) to correct any printing, stenographic or clerical or scrivener’s errors or omissions in order that this Agreement shall accurately reflect the agreement among the Partners; or (ii) to make any change which does not materially and adversely affect the rights or obligations of any Member.

(c)      No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Company or any Series pursuant to this Agreement may be waived only with approval of the Board of the Company, including the MRC Director. Any right or remedy of the Members hereunder may be waived only with the written consent of all of the Members; provided that any waiver of the rights of a particular Series or class of Members may be effected with the written consent of all of the Members in such Series or class. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

Section 14.4    Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing or by electronic mail, and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission to the Person or Persons to whom such notice is to be given, addressed, if to the Company, any Series or to the Board of the Company or any Series, to the principal place of business of the Company, or if to a Member, to the address set forth in the Member Register, or to such other address as such Member may from time to time specify by notice in writing to the Company or Series. Any such notice shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided, that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 14.5    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.

Section 14.6    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of law. To the fullest extent permitted by applicable law, the parties hereto agree that any proceeding against any party to this Agreement based on, arising out of, or in connection with this Agreement or the Company’s affairs will be brought only in any appropriate Delaware state court or the federal courts located in Delaware. No such proceeding will be brought in any other state or federal court in the United States of America or any court or tribunal in any other country. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS IT CONTEMPLATES.

Section 14.7    Captions. Captions contained in this Agreement are inserted as a matter of convenience only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 14.8    Construction. Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.” Any list of one or more items preceded by the word “include” or “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

Section 14.9    Remedies. All rights and remedies hereunder shall be cumulative and in addition to all other rights and remedies available by contract, under law or otherwise.

Section 14.10    Successors and Assigns. Subject to Article 9, this Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Person other than a party hereto, including any creditor of the Company or any Series.

Section 14.11    Severability. In the event that any of the provisions of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such provisions shall be null and void and shall be deemed deleted from this Agreement, and all the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable law.

Section 14.12    Waiver of Partition. Each Member waives all rights, at law, in equity or otherwise, to require a partition of all or any portion of the assets of the Company or any Series.

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CONTRAIL ASSET MANAGEMENT, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

MEMBER SIGNATURE PAGE

The undersigned has executed and delivered this Member Signature Page in connection with the undersigned’s admission to Contrail Asset Management, LLC (the “Company”) as a Member of the Series indicated below and agrees to be bound by the terms of the Amended and Restated Limited Liability Company Agreement of the Company, as amended and in effect from time to time.

$
Commitment	Print name of Member

Series (check at least one):	By:
☐ Onshore Series	Signature
☐ Offshore Series

Name:
Print name of signatory

Title:
Print title of signatory

Address of Member:

Telephone No.:

Facsimile No.:

Email:

SOLELY IN RESPECT OF SECTION 3.10(A):

CONTRAIL AVIATION SUPPORT, LLC

By:

Name:  Joseph Kuhn

Title:    Chief Executive Officer

Schedule A

DEFINITIONS

As used in the Agreement (as defined below), the following terms shall have the following respective meanings. Each section reference below shall refer to the corresponding Section of the Agreement.

“Adjusted Capital Account Balance” has the meaning set forth in Section 1 of Schedule B.

“Adjusted Taxable Profit” and “Adjusted Taxable Loss” has the meanings set forth in Section 1 of Schedule B.

“Affiliate” means, when used with reference to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person; (b) any Person that is an officer or director of, member or partner in, or manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, partner, member, manager or trustee, or with respect to which the specified Person serves in a similar capacity; or (c) any Person that is a member of the Immediate Family of the specified Person or the Immediate Family of any Person specified in clause (a) or (b).

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Air T” means Air T, Inc., a Delaware corporation.

“Air T Agreement” means the Servicing Agreement or any other agreement to which the Company, on the one hand, and any of the Air T Member, Contrail or any of their respective Affiliates, on the other hand, are parties, other than this Agreement.

“Air T Cause Event” means the occurrence of any of the following:

(i)         termination of any Management Agreement with Contrail JV Holdco or any Participating Holdco by Contrail JV Holdco or any Participating Holdco, respectively;

(ii)        a material breach of any Management Agreement with Contrail JV Holdco or any Participating Holdco or any Air T Agreement by the Air T Member, Contrail or any of their respective Affiliates, if such breach is not capable of being cured or is not cured within thirty (30) days of the breaching party receiving written notice of such breach, which notice shall reasonably identify the nature of the breach;

(iii)       the commission by the Air T Member of an act that (A) results in an official charge or indictment of fraud, a felony or crime of moral turpitude or (B) constitutes gross negligence or willful misconduct and that has or can be reasonably expected to have a material adverse effect on the Company, in each case in connection with the performance of the Air T Member’s duties under the terms of any Management Agreement or this Agreement; or

(iv)       the Incapacity of the Air T Member.

“Air T Common Member” means the Air T Member, in its capacity as a Common Member.

“Air T Director” has the meaning set forth in Section 3.1(d)(ii).

“Air T Investor Member” means the Air T Member, in its capacity as an Investor Member.

“Air T Member” means Air T.

“Board” has the meaning set forth in Section 3.1(a).

“Book Item” has the meaning set forth in Section 5(a) of Schedule B.

“Budget” means, for each annual period ended March 31, the operating budget for each Series, including a permissible level of reserves; provided, however, that extraordinary expenses, including but not limited to indemnification expenses including pursuant to Section 3.12, shall not be limited by any Budget.

“Business Day” means any day on which the banks located in New York, New York are generally open for business or any day or such other day as the Board may determine from time to time as a Business Day.

“Capital Account” means, as to each Member of each Series, the capital account maintained on the books of such Series for such Member in accordance with Section 2 of Schedule B.

“Capital Contributions” means, with respect to any time of determination and to any Member, the aggregate amount of all cash contributed to the capital of the Company or any Series by such Member on or after the Closing Date on account of such Member’s Commitment as of such time.

“Certificate of Formation” has the meaning set forth in the recitals to this Agreement.

“Clawback Position” means, when and as reasonably determined by the Board, (a) any time the Onshore Series would be required to return Holdco Vehicle Promote to any Holdco Vehicle if such Holdco Vehicle had made a hypothetical final distribution of its assets pursuant to its governing documents on the date of such determination, the aggregate amount, if any, of such return obligations and (b) any time the Common Members would be required to contribute to the Onshore Series or pay to the Offshore Series the Common Member clawback pursuant to Section 11.3 if such Series had made a hypothetical final distribution of its assets pursuant to its governing documents on the date of such determination, the aggregate amount, if any, of such return obligations, the “Clawback Position Amount.” The value of any Holdco Vehicle’s assets or any assets of the Onshore Series or the Offshore Series, as applicable, deemed to be distributed in such hypothetical final distribution shall be determined by the Board in its discretion in accordance with U.S. generally accepted accounting principles, including Financial Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures, as such topic may be amended at any time and from time to time, or any successor thereto.

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means as to each Member, the amount set forth as such Member’s “Commitment” on such Member’s signature page to this Agreement, as adjusted in accordance with the terms of this Agreement.

“Common Interest” has the meaning set forth in Section 4.2.

“Common Member” means any Member of the Onshore Series that holds Common Interests, in such capacity.

“Company” means Contrail Asset Management, LLC.

“Contrail” means Contrail Aviation Support, LLC, a subsidiary of Air T.

“Contrail JV Agreement” means the Amended and Restated Limited Liability Company Agreement of Contrail JV Holdco, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Contrail JV Holdco” means Contrail JV II, LLC, a Delaware limited liability company.

“Covered Person” means (i) the Members and the Directors, (ii) any Person serving, directly or indirectly, as a representative of the Company or any Series, as a director, officer, employee, manager, member or agent of any entity (other than the Company or any Series), and (iii) with respect to any act or omission with respect to which liability is limited as set forth in Section 3.11 or indemnification is provided as set forth in Section 3.12, any other Person who was, at the time of the act or omission in question, a Person described in the foregoing clauses; provided, however, that, to the extent any Person described in the foregoing clauses is providing services to the Company or any Holdco Vehicle pursuant to a contract or similar arrangement for the provision of services, such Person shall not be deemed a Covered Person hereunder and the liability and obligations of such Person shall be as set forth in such contract or arrangement.

“Delaware Act” has the meaning set forth in the recitals to this Agreement.

“Depreciation” has the meaning set forth in Section 1 of Schedule B.

“Distributable Proceeds” means, for purposes of determining the amount of cash available for distribution by any Series to the Members under Section 7.3 with respect to any Fiscal Period, all proceeds attributable to the disposition of, or any income earned on, Investments and all cash receipts of the Series in such period from all other sources other than Fee Income and Holdco Vehicle Promote, less all amounts disbursed by the Series in such period for Series expenses or other liabilities or obligations and the amount of all reserves established pursuant to Section 7.6.

“Fee Income” means the income of the Onshore Series (or the Company on its behalf) received from any Holdco Vehicle or any other investment vehicle managed by the Company acting on behalf of the Onshore Series in respect of management, administration or other fees payable pursuant to a Management Agreement or otherwise, the Administration Fee and the Sourcing and Diligence Fee.

“Final Adjudication” has the meaning set forth in Section 3.11(a).

“Fiscal Period” has the meaning set forth in Section 5.2.

“Fiscal Year” has the meaning set forth in Section 5.2.

“Gross Asset Value” has the meaning set forth in Section 1 of Schedule B.

“Holdco Direct Investor” means any investor who makes a direct investment in a Holdco Vehicle or other investment vehicle managed by the Company, other than the Members and their respective Affiliates.

“Holdco Vehicle” means any investment vehicle managed by the Company on behalf of the Onshore Series through which the Company or any Series makes Investments and is a direct or indirect, wholly or partially owned, subsidiary of the Company (for avoidance of doubt, including Contrail JV Holdco).

“Holdco Vehicle Promote” means all carried interest, promote, and performance or incentive compensation paid to the Company with respect to any Holdco Vehicle.

“Immediate Family” means, with respect to any individual, such individual’s spouse, parents or issue, or the issue of any of the foregoing.

“Incapacity” means, as to any Person, the bankruptcy, adjudication by a court of competent jurisdiction of incompetence or insanity, or the death, dissolution or termination (other than by merger or consolidation) of such Person. A “bankruptcy” shall be deemed to occur, as to any Person, when such Person (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated a bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (d) files a complaint, petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest any material allegation of a complaint or petition filed against it in any such proceeding; or (f) seeks, assents to, or acquiesces in, the appointment of a trustee, receiver or liquidator for such Person or for all or any substantial part of its properties. A “bankruptcy” shall not be deemed to occur solely because of the commencement of any proceeding against such Person (other than as specified in the immediately preceding sentence), the appointment (without its consent or acquiescence) of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, or the failure to have such proceeding dismissed or such appointment vacated or stayed within the period of time set forth in the Delaware Act.

“Indemnified Member” has the meaning set forth in Section 3.13.

“Indemnifying Member” has the meaning set forth in Section 3.13.

“Independent Director” has the meaning set forth in Section 3.1(d)(iii).

“Initial Agreement” has the meaning set forth in the recitals to this Agreement.

“Initial Member” has the meaning set forth in the recitals to this Agreement.

“Interest” means, as to any Member, the entire ownership interest of such Member in the Company or Series at the relevant time, including the right of such Member to all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. The term “Interests” shall include the Investor Interests and the Common Interests.

“Investment” means the acquisition by the Company or any Series, through Holdco Vehicles, of an interest in a Portfolio Asset.

“Investment Period” means the period beginning on the Closing Date and ending on the date that is eighteen (18) months thereafter or such later late as may be approved by the Board.

“Investor Interest” has the meaning set forth in Section 4.2.

“Investor Member” means any Member of the Onshore Series or the Offshore Series that holds Investor Interests in the applicable Series, in such capacity.

“Liquidating Agent” means such Person or Persons as are appointed by the Board to liquidate the assets of the Company or any Series, apply and distribute the proceeds thereof and, in the case of the Company, cause the cancellation of the Certificate of Formation.

“Management Agreement” means any management agreement among the Company acting on its own behalf or on behalf of one of its Series, as the case may be, any one or more Holdco Vehicles and other investment vehicles managed by the Company so acting under which the Company so acting provides management and other services directly or through independent contractors, which shall be consistent with the terms hereof and may be amended from time to time consistently with this Agreement. There shall be no affirmative duty for the Company to identify to any other party the capacity in which the Company is acting.

“Management Incentive Fee” means amount distributable to each Common Member under Section 7.3 based on the applicable Management Incentive Fee Percentage.

“Management Incentive Fee Percentage” means, with respect to each Holdco Vehicle and any other investment vehicle managed by the Company acting on behalf of the Onshore Series: (i) until such time as the aggregate amount of distributions to the MRC Investor Members under Section 7.3 equals three times (3x) the amount of Capital Contributions made by the MRC Investor Members for the purpose of funding Investments, [*]; (ii) thereafter until such time as the aggregate amount of distributions to the MRC Investor Members under Section 7.3 equals three and one-half times (3.5x) the amount of Capital Contributions made by the MRC Investor Members for the purpose of funding Investments, [*]%, and (iii) thereafter,[*]%.

“Member” means any Person identified as a “Member” on the Register, in such Person’s capacity as a Member hereunder.

“Member Nonrecourse Debt” has the meaning set forth in Section 1 of Schedule B.

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Section 1 of Schedule B.

“Member Register” has the meaning set forth in Section 4.1.

“Member Tax Amount” has the meaning set forth in Section 7.5.

“MRC Common Members” means [*], a Delaware limited liability company, and [*], L.P., a Delaware limited partnership, and any other MRC Member that holds Common Interests from time to time, in their capacity as Common Members.

“MRC Consent” means the approval of each of the MRC Common Members, notwithstanding any approval given by the MRC Director with respect thereto.

“MRC Director” has the meaning set forth in Section 3.1(d)(i).

“MRC Investor Members” means [*], L.P., [*], L.P. and [*], L.P., and any other MRC Member that holds Investor Interests from time to time, in their capacity as Investor Members.

“MRC Members” means the MRC Common Members, the MRC Investor Members, and any Affiliate of the foregoing that becomes a Member hereunder.

“Nonparticipating Holdco” means any Holdco Vehicle, other than Contrail JV Holdco and any Participating Holdco.

“Nonrecourse Deductions” has the meaning set forth in Section 1 of Schedule B.

“Nonrecourse Liability” has the meaning set forth in Section 1 of Schedule B.

“Opinion of Counsel” means an opinion in writing and in form and substance reasonably satisfactory to the Board, signed by legal counsel either chosen by the Board or, if in-house counsel to or chosen by a Member, reasonably satisfactory to the Board.

“Other Company Expenses” has the meaning set forth in Section 3.4(c).

“Participating Holdco” means any Holdco Vehicle, other than Contrail JV Holdco, in which any of the MRC Investor Members or an Affiliate thereof invests (or commits to invest) the greater of $2,500,000 and ten percent (10%) of the committed capital to such Holdco Vehicle during the Reinvestment Period, either directly or indirectly through the Company.

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Portfolio Asset” means any Person or asset in which a Holdco Vehicle makes an investment.

“Preferred Return” means, with respect to each Series of Investor Members, an [*percent (*%)] per annum, compounded daily, return on each Investor Member’s Capital Contributions to such Series, which shall accrue, with respect to any Capital Contribution made to such Series by such Member, from the date such Member made such Capital Contribution until distributions from such Series equal such Capital Contribution and such return accrued thereon have been made to such Member.

“Regulatory Allocation” has the meaning set forth in Section 4 of Schedule B.

“Reinvestment Period” means the period beginning on the Closing Date and ending on the fourth (4th) anniversary thereof or such later date as may be approved by the Board.

“Revised Partnership Tax Audit Rules” has the meaning set forth in Section 1 of Schedule B.

“Securities” means securities of every kind and description, including capital stock, notes, bank debt, bonds, debentures and other evidences of indebtedness, limited partnership interests, interests in exchange-traded funds (including index-based exchange-traded funds), limited liability company interests, beneficial interests in trusts, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for securities, certificates of interest or participation in, temporary or interim certificates for, and receipts for, and warrants or rights or options to subscribe for, purchase or sell, any of the foregoing, and any other items commonly referred to as securities.

“Series” means a designated Series of Members, established in accordance with this Agreement and 6 Del. C. § 18-215 and/or § 18-218, having separate rights, powers or duties with respect to assets or obligations or profits and losses associated with assets or obligations and, to the extent provided in this Agreement.

“Series Minimum Gain” has the meaning set forth in Section 1 of Schedule B.

“Servicing Agreement” means the servicing agreement by and between the Company and Contrail dated as of the date hereof.

“Target Strategies” means (i) acquiring on-lease single aircraft or multiple aircraft, (ii) executing sale-leaseback transactions on aircraft and engines, (iii) acquiring off-lease aircraft or engines, with the intent of placing the whole aircraft on lease or leasing the remaining serviceable life of one or more of the engines; or (iv) acquiring, reconditioning and refurbishing off-lease airframes and engines and spare part pools for teardown and/or sale to third parties, either directly or through consignment arrangements.

“Tax Liability” means, with respect to any Member and tax year of any Series, the amount of the combined United States federal, state and local tax that would be payable by such Member for such tax year determined by (i) assuming that such Member was subject to taxation in the State of New York as a resident of the city of New York City or such other tax jurisdiction as determined by the Board in its discretion for such year, and that all taxes were imposed at the highest effective marginal rate of taxation applicable in such tax jurisdiction to a natural person, (ii) assuming that the Member’s only income for such fiscal year was such Member’s allocable share of the income of such Series, (iii) taking into account the character of income (e.g., as ordinary income or capital gain), (iv) taking into account any allowable federal income tax deduction or credit (subject to any limitations the Board believes are likely to apply), (v) without taking into account the carryover of any items of loss, deduction or expense previously allocated by the Series to such Member, (vi) disregarding any deduction or credit if the Board believes such deduction or credit likely would not be of benefit to a taxpayer that is a natural person and (vii) using such other reasonable assumptions as the Board may determine in its discretion.

“Tax Matters Person” has the meaning set forth in Schedule B.

“Transfer” means the sale, assignment or other transfer (including by pledge, hypothecation or other encumbrance), voluntarily or by operation of law, of all or any part of an Interest of a Member and, as a verb, means to sell, to assign or otherwise to transfer all or any part of an Interest of a Member.

“Transferee” means the purchaser, assignee, transferee or other recipient with respect to a Transfer.

“Transferor” means a Person that sells, assigns or otherwise transfers all or any part of its Interest.

“Treasury Regulations” has the meaning set forth in Section 1 of Schedule B.

“Unfunded Commitment” means, with respect to any Member, the amount of such Member’s Commitment that the Member may be required as of such time to contribute to the capital of the Company or any Series pursuant to this Agreement, which amount shall equal the excess of such Member’s Commitment over such Member’s Capital Contributions to such Series, it being understood that each Member’s Unfunded Commitment shall be increased by the amount of any amounts returned to such Member pursuant to Section 4.4(c), Section 4.7(d) or Section 4.9(c)f.

“Unreturned Capital Contributions” means, with respect to any Member at any time, an amount equal to the excess (if any) of such Member’s aggregate Capital Contributions with respect to a particular Series over the aggregate amount previously distributed (or deemed distributed, as provided under this Agreement) to such Member by such Series under Article 7 (including for avoidance of doubt pursuant to Section 11(b)(iii)).

Schedule B

ALLOCATIONS

1.    Defined Terms. For purposes of this Schedule B and this Agreement, the following capitalized terms have the respective meanings ascribed to them:

“Adjusted Capital Account Balance” means, with respect to any Member of a Series, the balance of such Member’s Capital Account in such Series, maintained in accordance with this Agreement, as of the end of the relevant fiscal year or other allocation period, after giving effect to the following adjustments:

(a)         increase such Capital Account by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement, is treated as obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)         decrease such Capital Account by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4) through (d)(6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Taxable Profit” and “Adjusted Taxable Loss” means, with respect to a Series, as to any transaction or fiscal year or other period, the taxable income or loss of the Series for federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, with the following adjustments:

(i)         any tax-exempt income or gain of the Series that is not otherwise taken into account in computing Adjusted Taxable Profit or Adjusted Taxable Loss shall increase the amount of such taxable income or decrease the amount of such loss;

(ii)        any expenditures of the Series described in Section 705(a)(2)(B) of the Code (or treated as such) and not otherwise taken into account in computing Adjusted Taxable Profit or Adjusted Taxable Loss shall decrease the amount of such taxable income or increase the amount of such loss; and

(iii)       in the event the Gross Asset Value of any Series asset is adjusted, (A) the amount of such adjustment (including an adjustment resulting from a distribution of such asset, but excluding an adjustment resulting from a contribution of such asset) shall be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Adjusted Taxable Profit or Adjusted Taxable Loss, (B) gain or loss resulting from any disposition of such asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such asset, and (C) in lieu of the cost recovery or similar deductions taken into account with respect to any asset with a Gross Asset Value which differs from its adjusted basis under the Code, such deductions shall be an amount equal to the Depreciation with respect to such asset.

“Code” shall have the United States Internal Revenue Code of 1986, as from time to time amended.

“Depreciation” means, for each fiscal year or other period of any Series, an amount equal to the depreciation, depletion, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such fiscal year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, depletion, amortization or other cost recovery deduction with respect to such asset for such fiscal year or other period bears to such beginning adjusted tax basis; provided further that if the federal income tax depreciation, depletion amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          the Gross Asset Value of the assets of a Series that as to which there is an event described in any of clauses (i) through (v) of this paragraph shall be adjusted to equal their respective gross fair market values, as determined by the Board in accordance with the Code and applicable Treasury Regulations, as of the following times: (i) the acquisition of an additional interest in a Series by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by a Series to a Member of more than a de minimis amount of Series assets as consideration for a Series interest, including in connection with the withdrawal of a Member; (iii) the grant of a Series interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of a Series by a new or existing Member acting in a Member capacity or in anticipation of becoming a Member; (iv) in connection with the issuance by a Series of a non-compensatory option (other than an option for a de minimis interest); and (v) the liquidation of a Series within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) through (iv) of this sentence shall not be made if the Board determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in a Series;

(b)          the Gross Asset Value of any Series asset (other than cash) distributed in kind to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Board in accordance with the Code and applicable Treasury Regulations;

(c)          the initial Gross Asset Value of any asset contributed to a Series shall be adjusted to equal its gross fair market value at the time of its contribution, as determined by the Board in accordance with the Code and applicable Treasury Regulations; and

(d)          the Gross Asset Value of Series assets shall otherwise be determined or adjusted, in the discretion of the Board, as required or permitted for purposes of maintaining Capital Accounts under relevant Treasury Regulations.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (c) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Adjusted Taxable Profit or Adjusted Taxable Loss and as otherwise required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Series Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Revised Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 (P.L. 114-74), together with any Treasury Regulations and guidance issued thereunder, any similar provision of state or local tax law, and any successor provisions to any of the foregoing.

“Series Minimum Gain” means, with respect to a Series, the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(b)(2), (d), and (g).

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

2.    Capital Accounts. Each Series shall establish and maintain a separate capital account (a “Capital Account”) for each Member that shall be:

(a)   increased by (i) any Capital Contributions made to the Series by such Member pursuant to this Agreement and (ii) any amounts in the nature of income or gain allocated by the Series to the Capital Account of such Member pursuant to this Schedule B based on such Member’s ownership of an interest in the Series;

(b)   decreased by (i) the cash and fair market value of other property distributed by the Series to the Member and (ii) any amounts in the nature of loss or deduction allocated by the Series to the Capital Account of such Member pursuant to this Schedule B based on such Member’s ownership of an interest in the Series; and

(c)   otherwise adjusted in accordance with this Agreement and for such other matters as the Board may reasonably determine appropriate, in all events in accordance with applicable provisions of the Code and Treasury Regulations.

3.    General Allocations.

(a)    General Application. The rules set forth below in this Section 3 of this Schedule B shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss or deduction of a Series comprising Adjusted Taxable Profit or Adjusted Taxable Loss for each fiscal year or other period, determining special allocations of other items of income, gain, loss and deduction, and adjusting the balance of each Member’s Capital Account in such Series to reflect these general and special allocations. For each fiscal year or other period, any required special allocations in Section 4 of this Schedule B shall be made immediately prior to the general allocations of Section 3(b) of this Schedule B.

(b)         General Allocations. The items of income, gain, loss and deduction comprising Adjusted Taxable Profit or Adjusted Taxable Loss for a fiscal year or other period for each Series, shall be allocated among the Members of such Series during such fiscal year or other period in a manner that will, as nearly as possible, cause the Capital Account balance of each Member of such Series at the end of such fiscal year or other period to equal:

(i)    the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year or other period, (A) all of such Series’ assets, including cash, were sold for cash equal to their Gross Asset Values, as determined by the Board, taking into account any adjustments thereto for such fiscal year or other period, (B) all of such Series’ liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value, as determined by the Board, of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full in accordance with Section 11.2, minus

(ii)   the sum of (A) the amount, if any, which such Member is obligated (or deemed obligated) to restore to such Member’s Capital Account, (B) such Member’s share of the Series Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 3(b)(i) of this Schedule B.

(c)         Modifications. The Board may modify the allocations otherwise provided for in this Section 3 of this Schedule B or offset prior allocations provided for in Section 4 of this Schedule B, including by specially allocating items of gross income, gain, loss or deduction among the Members of the applicable Series, so that such modifications or offsets will cause the Capital Accounts of the Members of such Series to reflect more closely the Members’ relative economic interests in such Series as set forth in this Agreement.

(d)         Compliance with Treasury Regulations. The Board is hereby authorized by all Members to make any appropriate modifications to this Agreement in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

4.     Special Allocations. The following special allocations shall be made in the following order:

(a)    Minimum Gain Chargeback. In the event that there is a net decrease during a fiscal year or other period in either a Series Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Agreement, each Member of a Series shall receive such special allocations of items of such Series’ income and gain as are required in order to conform to Treasury Regulation Section 1.704-2.

(b)    Qualified Income Offset. Subject to Section 4(a) of this Schedule B, but notwithstanding any provision of this Schedule B to the contrary, items of income and gain shall be specially allocated by a Series to the Members of such Series in a manner that complies with the “qualified income offset” requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

(c)    Deductions Attributable to Member Nonrecourse Debt. Any item of Series loss or deduction that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members of such Series in the manner in which they share the economic risk of loss (as defined in Treasury Regulation Section 1.752-2) for such Member Nonrecourse Debt.

(d)    Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of a Series shall be specially allocated among the Members of such Series in accordance with the “partners’ interests in the partnership” within the meaning of Treasury Regulations Sections 1.704-2(b)(1) and 1.704-1(b)(3).

(e)    Loss Limitation. Adjusted Taxable Losses allocated by a Series to a Member of such Series pursuant to this Schedule B shall not exceed the maximum amount of Adjusted Taxable Losses that can be allocated to such Member without causing such Member to have a negative Adjusted Capital Account Balance with respect to such Series at the end of any fiscal year or other allocation period in which any other Member does not have a negative Adjusted Capital Account Balance with respect to such Series.

(f)    The allocations set forth in Section 4(a) through Section 4(e) of this Schedule B (the “Regulatory Allocations”) are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in such Treasury Regulations.

(g)    If during any taxable year of a Series there is a change in any Member’s interest in such Series, allocations of income or loss for such taxable year shall take into account the varying interests of the Members in such Series in a manner consistent with the requirements of Section 706 of the Code. Any Member that is transferred a Series interest from another Member but not the corresponding portion of such other Member’s Capital Account shall not be entitled to any allocation or distribution arising from such Series’ operations prior to the date of such transfer, unless otherwise determined by the Board or required by the Code.

5.    Tax Allocations.

(a)    Section 704(b) Allocations. Subject to Section 5(b) and Section 5(c) of this Schedule B, each item of income, gain, loss, or deduction for federal income tax purposes that corresponds to an item of income, gain, loss or deduction that is either taken into account in computing Adjusted Taxable Profit or Adjusted Taxable Loss or is specially allocated pursuant to Section 4 of this Schedule B (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 3 or Section 4 of this Schedule B.

(b)    Section 704(c) Allocations. In the event any property of a Series is credited to the Capital Account of a Member of such Series at a value other than its tax basis, then allocations of taxable income, gain, loss and deduction with respect to such property shall be made in a manner which will comply with Sections 704(b) and 704(c) of the Code. Such allocations also shall be made by the Series to any former Member to the extent applicable, as determined by the Board. The allocation to a Member of items of taxable income, gain, loss, and deduction of the Series also shall be adjusted to reflect any election under Section 754 of the Code.

(c)    Capital Accounts. The tax allocations made pursuant to this Section 5 of this Schedule B shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

6.    Tax Matters Person.

(a)    Designation. The Board will designate one Member of each Series to be the “tax matters partner” of such Series within the meaning of Section 6231(a)(7) of the Code, as in effect prior to the effective date of the Revised Partnership Tax Audit Rules (or any similar provision of state or local tax law), to the extent such role as “tax matters partner” remains relevant with respect to state or local taxes. The Board will designate a Person to be the “partnership representative” of each Series within the meaning of Section 6223 of the Code (or any successor provision or similar provision of state or local tax law); if such designee is not a natural person, then such designee shall act as “partnership representative” through a “designated individual” who is an eligible individual duly appointed by the Board pursuant to Treasury Regulations promulgated under Section 6223 of the Code (or any successor provision or similar provision of state or local tax law). The designated “tax matters partner” or “partnership representative” (including any relevant “designated individual”), as applicable, of each Series is referred to herein as the “Tax Matters Person” of such Series. Each Member of a Series hereby consents to such designations and agrees that, upon the request of the Tax Matters Person of such Series, such Member shall execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b)   Indemnity. The Tax Matters Person of each Series shall be entitled to indemnity from such Series for any act performed by it within the scope of its duties as “tax matters partner” or “partnership representative,” as applicable, unless such act constitutes gross negligence or willful misconduct, provided that any indemnity under this Section 6 of this Schedule B shall be provided out of and to the extent of the assets of such Series only and no Member of such Series shall have any personal liability on account thereof.

(c)    Authority. The Tax Matters Person of each Series shall have the right and obligation to take all actions authorized or required, respectively, by applicable law for a “tax matters partner” or “partnership representative,” as applicable, but subject to the restrictions and limitations set forth in this Agreement. Without limiting the generality of the foregoing, the Tax Matters Person of each Series shall have the sole discretion to determine all matters, and shall be authorized to take any actions necessary, with respect to any audit, examination or investigation of such Series by any taxing authority (including any judicial or administrative proceeding relating thereto), and whether to cause the Series to make any available election under the Revised Partnership Tax Audit Rules with respect to any audit, examination or investigation of the Series relating to taxes.

(d)    Information; Cooperation. Each Member of a Series shall promptly upon request furnish to the Tax Matters Person of such Series any information that such Tax Matters Person may reasonably request in connection with (i) any tax election of the Series (and the Series’ and Member’s compliance with any such election) or (ii) any audit, examination or investigation of the Series by any taxing authority (including any judicial or administrative proceeding relating thereto). If the Tax Matters Person of a Series causes such Series to make an election pursuant to Section 6226 of the Code (or any successor provision or similar provision of state or local tax law) with respect to an “imputed underpayment,” each Member of such Series shall comply with the applicable requirements under Code and applicable Treasury Regulations (or any similar provision of state or local tax law). At the request of the Tax Matters Person of a Series, each Member of such Series shall provide the Tax Matters Person and the Series with any information available to such Member and with such representations, certificates or forms relating to such Member (or its direct or indirect owners or account holders) and any other documentation, in each case, that the Tax Matters Person determines, in its sole discretion, are necessary to make an election under Section 6221(b)(1) of the Code (or any successor provision or similar provision of state or local tax law), to modify an “imputed underpayment” under Section 6225(c) of the Code (or any successor provision or similar provision of state or local tax law), or to take any other actions or make any elections allowed to be taken or made under the Revised Partnership Tax Audit Rules. Notwithstanding anything to the contrary in this Agreement, any information, representations, certificates, forms or documentation so provided may be disclosed to any applicable taxing authority.

(e)    Imputed Underpayment. In the event that a Series is responsible for the payment of any “imputed underpayment” in respect of an administrative adjustment pursuant to Section 6225(a) of the Code (or any successor provision or similar provision of state or local tax law), the Tax Matters Person of such Series shall determine the treatment of, including the relative obligations of the Members of such Series with respect to any amounts paid by the Series to any taxing authority with respect to, such “imputed underpayment,” and each Member of such Series hereby agrees to satisfy in full such obligations as so determined.

(f)    Expenses. All reasonable expenses incurred by the Tax Matters Person of a Series in connection with any administrative proceeding before a taxing authority or judicial review of such proceeding, including reasonable attorneys’ fees, shall be deemed an operating expense of the relevant Series.

(g)   Survival; Construction. The provisions of, and each Member’s obligations to comply with, the requirements of this Section 6 of this Schedule B shall survive the Member’s ceasing to be a Member and the winding up, liquidation and dissolution of the Series or Company, and any reference to “Member” in this Section 6 of this Schedule B refers to a “current or former Member.” Any reference to “including” shall mean “including, without limitation” and any reference to the Board’s discretion shall mean the Board’s sole and absolute discretion.

7.    Tax Elections and Other Tax Decisions. Subject to the provisions of this Schedule B, the Board shall have the authority to make any tax elections and other tax decisions with respect to any Series, to approve any returns regarding and foreign, federal, state or local tax obligations of any Series, and to make all determinations regarding the allocations contemplated by this Schedule B.

8.    Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Schedule B and hereby agree to be bound by the provisions of this Schedule B in reporting their shares of the Series’ income and loss for income tax purposes.

Schedule C

JOINT VENTURE ELIGIBILITY CRITERIA

●	The proposed transaction will have a maximum transaction size of [*].

●	Counterparty credit worthiness, documentation, insurance and other material detail of the proposed transaction will be satisfactory to the Board after review.

●	Proposed leases will have a maximum term of [*** years].

●	The proposed investment as presented will have a minimum base case [*.] For avoidance of doubt, [*] will be calculated after all management, incentive and other fees and expenses.

●	The proposed transaction will involve a maximum leverage of [****].

C-1

Schedule D

FORM OF INVESTMENT OPPORTUNITY NOTICE

DRAFT: Transaction Notification

Notice Date

4/14/2021

Executive Summary

Sale of [***************************].

Transaction Overview

Asset Type	*
Lessee	*
ESN	*
Engine Type	*
Gross Purchase Price	*
Anticipated Closing Date	*
Lease Cash Deposit	*
Net Purchase Price	*
Rent	*
Cash Reserves	*
End of Lease Adjustment	*
Lease Term (Months)	*
Lessor Capex During Term	*
IRR (unlevered)	*
Profit	*
Expected Leverage	*

Airline / Credit / Jurisdiction

***********************

Theoretical Allocation

***********************

D-1

D-2